UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

CHOICEPOINT INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: common stock, par value $0.10 per share.

(2)	Aggregate number of securities to which transaction applies: 67,860,285 shares of common stock; 9,798,666 options to purchase shares of common stock; restricted stock awards with respect to 493,583 shares of common stock; 375,000 deferred shares; and 106,381 share equivalent units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 67,860,285 shares of common stock multiplied by $50.00 per share; (B) options to purchase 9,798,666 shares of common stock with exercise prices less than $50.00 multiplied by $15.02 (which is the difference between $50.00 and the weighted average exercise price of $34.98 per share); (C) restricted stock awards with respect to 493,583 shares of common stock multiplied by $50.00 per share; (D) 375,000 deferred shares multiplied by $50.00 per share; and (E) 106,381 share equivalent units multiplied by $50.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $3,588,938,413

(5)	Total fee paid: $141,046

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHOICEPOINT INC.

1000 Alderman Drive

Alpharetta, GA 30005

Telephone (770) 752-6000

www.choicepoint.com

March 17, 2008

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of ChoicePoint Inc. shareholders to be held on April 16, 2008, starting at 10:00 a.m., local time, at The Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York 10022.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement under which ChoicePoint would be acquired by Reed Elsevier Group plc. We entered into this merger agreement on February 20, 2008. If the merger is completed, you, as a holder of ChoicePoint common stock, will be entitled to receive $50.00 in cash, without interest, for each share of ChoicePoint common stock owned by you at the completion of the merger, as more fully described in the enclosed proxy statement.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of shares entitled to vote at the special meeting. Therefore, the failure of any shareholder to vote will have the same effect as a vote by that shareholder against the approval of the merger agreement. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you are a shareholder of record and attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the enclosed proxy statement. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about ChoicePoint from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Derek V. Smith

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated March 17, 2008, and is first being mailed to shareholders on or about March 17, 2008.

CHOICEPOINT INC.

1000 Alderman Drive

Alpharetta, GA 30005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on April 16, 2008

To the Shareholders of ChoicePoint Inc.:

A special meeting of shareholders of ChoicePoint Inc., a Georgia corporation, will be held on April 16, 2008, starting at 10:00 a.m., local time, at The Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York 10022, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2008, by and among ChoicePoint Inc., a Georgia corporation, Reed Elsevier Group plc, a public limited company incorporated in England and Wales, and Deuce Acquisition Inc., a Georgia corporation and an indirect wholly owned subsidiary of Reed Elsevier Group plc, as it may be amended from time to time, pursuant to which Deuce Acquisition Inc. will merge with and into ChoicePoint.

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

Our board of directors has set March 14, 2008, as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting. All shareholders at the close of business on the record date are entitled to notice of and to attend the special meeting and any adjournment or postponement thereof. However, only holders of record of our common stock at the close of business on the record date are entitled to vote at the special meeting and at any adjournment or postponement thereof.

Under Georgia law, ChoicePoint shareholders who do not vote in favor of the merger agreement are entitled to dissenters’ rights if the merger is completed, but only if they comply with the Georgia law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to record your vote via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE CHOICEPOINT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

David W. Davis

Corporate Secretary

Alpharetta, Georgia

March 17, 2008

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ChoicePoint from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 51. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from ChoicePoint Inc., Investor Relations, 1000 Alderman Drive, Alpharetta, Georgia 30005, telephone (770) 752-6000. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by April 9, 2008 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Shareholders Call Toll-Free: (877) 800-5186

Banks and Brokers Call Collect: (212) 750-5833

i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Article 13 of the Georgia Business Corporation Code

ii

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to ChoicePoint Inc. and its subsidiaries in this proxy statement by using the terms “ChoicePoint,” the “Company,” “we,” “our” or “us” and to Reed Elsevier Group plc by using the term “Reed Elsevier.”

The Merger (Page 13)

The Agreement and Plan of Merger, dated as of February 20, 2008, which we refer to as the merger agreement, by and among ChoicePoint, Reed Elsevier and Deuce Acquisition Inc., provides that, subject to the terms and conditions set forth in the merger agreement, Deuce Acquisition Inc., an indirect wholly owned subsidiary of Reed Elsevier, will merge with and into ChoicePoint. As a result of the merger, ChoicePoint will become an indirect wholly owned subsidiary of Reed Elsevier. Upon completion of the proposed merger, shares of ChoicePoint’s common stock will no longer be listed on any stock exchange or quotation system. If the merger is completed, each outstanding share of ChoicePoint common stock will be converted into the right to receive $50.00 in cash, without interest. We refer to this amount in this proxy statement as the merger consideration.

The Special Meeting (Page 9)

Date, Time and Place. The special meeting will be held on April 16, 2008, starting at 10:00 a.m., local time, at The Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York 10022.

Purpose. You will be asked to consider and vote upon (1) the approval of the merger agreement and (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 14, 2008, the record date for the special meeting. You will be entitled to one vote for each share of our common stock that you owned on the record date. As of March 14, 2008, there were 68,363,210 shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The approval of the merger agreement requires the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the shares entitled to vote at the special meeting.

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting and Proxies. Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet, you must do so no later than 12:00 a.m. on April 16, 2008. If you hold shares of Company common stock in our 401(k) Plan, you may vote by giving instructions to the trustee, via the voting instruction card being mailed by the trustee to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions if you meet the deadline for submitting your vote, which is 5:00 p.m. (Central time) on April 11, 2008. If you do not send instructions, the trustee will vote your shares in the same proportion as the directions received from other participants. If your shares of Company common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of common stock will not be voted, which will have the same effect as a vote “AGAINST” the approval of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card, by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal, if applicable.

Revocability of Proxy. Any shareholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting. If you hold your shares in your name as a shareholder of record, you may also revoke the proxy by notifying our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022. The proxy may also be revoked by submitting a later-dated proxy card, or, if you voted by telephone or the Internet, by voting a second time by telephone or the Internet. In the event you have instructed a broker, bank or other nominee to vote your shares of our common stock, you must follow the directions received from your broker, bank or other nominee and change those instructions in order to revoke your proxy.

The Companies (Page 12)

ChoicePoint Inc. ChoicePoint helps businesses, non-profit organizations, and federal, state and local governments reduce fraud, mitigate risk, facilitate smarter decisions, and make society safer, while protecting consumer privacy. ChoicePoint’s Insurance Services group provides data, analytics, software and business information services to property and casualty personal and commercial insurance carriers. The Screening and Authentication Services group conducts employment screening, tenant screening and customer enrollment services and delivers vital records. The Business Services group provides public information solutions primarily to retail and commercial banking, mortgage lending, and legal industries, and provides information solutions that support the missions of federal, state and local government and international law enforcement agencies. The Marketing Services group is a provider of direct marketing and database solutions to the insurance and financial services industries.

Reed Elsevier Group plc. Reed Elsevier Group plc is jointly owned by two companies, Reed Elsevier PLC (a United Kingdom company listed on the London Stock Exchange under the symbol “REL” and on the New York Stock Exchange under the symbol “RUK”) and Reed Elsevier NV (a Netherlands company listed on the Amsterdam Stock Exchange under the symbol “REN” and on the New York Stock Exchange under the symbol “ENL”), and along with Reed Elsevier PLC, Reed Elsevier NV and certain other entities, is part of the collection of businesses that make up the Reed Elsevier combined businesses. Reed Elsevier is one of the world’s leading publishers and information providers. Its activities include science and medical, legal and business publishing. Reed Elsevier’s principal operations are in North America and Europe. For the year ended December 31, 2007, Reed Elsevier had total revenue from continuing operations of approximately £4.6 billion and approximately 31,600 employees. Reed Elsevier’s businesses provide products and services that are organized to serve three business sectors: LexisNexis serves the legal and other professional sectors; Elsevier serves the science and medical sector; and Reed Business serves the business to business sector.

Deuce Acquisition Inc. Deuce Acquisition Inc. is a Georgia corporation and an indirect wholly owned subsidiary of Reed Elsevier. Deuce Acquisition Inc. was formed solely for the purpose of facilitating Reed Elsevier’s acquisition of ChoicePoint. Deuce Acquisition Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Deuce Acquisition Inc. will merge with and into ChoicePoint and will cease to exist.

Recommendation of Our Board of Directors (Page 15)

Our board of directors unanimously adopted the merger agreement, the merger and the transactions contemplated by the merger agreement, and determined that the transactions contemplated by the merger agreement are advisable and in the best interests of ChoicePoint and its shareholders. The board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of ChoicePoint’s Financial Advisor (Page 17)

Goldman, Sachs & Co. (“Goldman Sachs”) rendered its opinion to our board of directors that, as of February 20, 2008, and based upon and subject to the factors and assumptions set forth therein, the $50.00 in cash per share of Company common stock to be received by the holders of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 20, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger agreement or any other matter.

Treatment of Options and Other Awards (Page 31)

Stock Options. Options to acquire shares of our common stock will vest in full as of the effective time of the merger and will be cancelled, and holders of such options will only be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration over the per share exercise price for each share subject to the option, less required withholding taxes.

Restricted Shares. All shares of our restricted stock will vest in full as of the effective time of the merger and will be converted into the right to receive the merger consideration, less any required withholding taxes.

Share Equivalent Units. Each share equivalent unit denominated in our common stock will vest in full as of the effective time of the merger and will be converted into the right to receive an amount in cash equal to the merger consideration. These amounts, plus interest and less any required withholding taxes, will be payable in accordance with and at the time set forth under the terms of the arrangement relating to the share equivalent unit (or, if earlier, on the death of the holder if occurring after the effective time).

Deferred Shares. Each deferred share award denominated in our common stock will vest in full as of the effective time of the merger and will be converted into the right to receive an amount in cash equal to the merger consideration. These amounts, plus interest and less any required withholding taxes, will be payable in full (without exercise of discretionary proration) on the later of (i) the effective time of the merger and (ii) January 2, 2009, subject to earlier payment on the death of the holder if occurring after the effective time.

Other Company Awards. Immediately prior to the effective time of the merger, all amounts held in participant accounts and denominated in our common stock under our nonqualified deferred compensation plans or any of our other benefit plans will be converted into the right to receive the merger consideration, based on the number of shares in such participant accounts. These amounts will be payable in accordance with and at the time set forth under the terms of the applicable plan (or, if earlier, on the death of the holder), less any required withholding taxes and, prior to payment, will be permitted to be deemed invested in an investment option under the applicable plan.

Material U.S. Federal Income Tax Consequences (Page 28)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Shareholders who exchange their shares of our common stock for cash in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Interests of ChoicePoint’s Directors and Executive Officers in the Merger (Page 25)

ChoicePoint’s executive officers and directors have financial interests in the merger that are different from, or in addition to, their interests as ChoicePoint shareholders. The independent members of ChoicePoint’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved.

ChoicePoint’s executive officers, including each of its named executive officers, are either parties to employment agreements with ChoicePoint that provide severance and other benefits in the case of qualifying terminations of employment following a change in control, including completion of the merger, or are eligible to receive severance benefits under ChoicePoint’s severance pay plan upon termination of employment in accordance with the terms of such plan. In addition, stock-based awards held by ChoicePoint’s executive officers will be vested upon completion of the merger. Pursuant to the terms of ChoicePoint’s non-qualified deferred compensation arrangements, the benefits thereunder will vest in connection with the merger. Executive officers and directors of ChoicePoint also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Please see “The Merger—Interests of ChoicePoint’s Officers and Directors in the Merger” beginning on page 25 for additional information about these financial interests.

Common Stock Ownership of Directors and Executive Officers (Page 48)

As of March 14, 2008, the directors and executive officers of ChoicePoint owned and were entitled to vote in the aggregate 3,253,099 of the shares of our common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals.

Dissenters’ Rights (Page 45)

Under Georgia law, ChoicePoint shareholders have the right to dissent from the merger and to receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value could be greater than, equal to or less than the $50.00 in cash per share that our shareholders are entitled to receive in the merger. Shareholders who wish to exercise their dissenters’ rights must not vote in favor of the approval of the merger agreement and must strictly comply with all of the procedures required by the Georgia Business Corporation Code.

Conditions to the Merger (Page 41)

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	approval of the merger agreement by ChoicePoint’s shareholders;

•

the waiting period(s) under the Hart-Scott-Rodino Act (the “HSR Act”) and all other applicable antitrust laws shall have expired or been terminated, and any other approvals required to consummate the merger that if not obtained would provide a reasonable basis to conclude that the parties or any of their affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions have been obtained; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any temporary, preliminary or permanent law or order that restrains, enjoins or otherwise prohibits consummation of the merger.

Conditions to ChoicePoint’s Obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of further conditions, including:

•	Reed Elsevier’s and Deuce Acquisition Inc.’s representations and warranties must be true and correct in all material respects, as of February 20, 2008, and as of the closing date of the merger; and

•	Reed Elsevier must have performed, in all material respects, its obligations under the merger agreement.

Conditions to Reed Elsevier’s and Deuce Acquisition Inc.’s Obligation. The obligation of Reed Elsevier and Deuce Acquisition Inc. to complete the merger is subject to the satisfaction or waiver of further conditions, including:

•

our representations with respect to our capital structure, our corporate authority and anti-takeover statutes or provisions in our organizational documents must be true and correct in all material respects as of February 20, 2008, and the closing date of the merger (except to the extent that they specifically speak as to a different date);

•

our other representations and warranties must be true and correct (without giving effect to any materiality or Material Adverse Effect (as defined below under “The Merger Agreement—Representations and Warranties”) qualifications) as of February 20, 2008, and the closing date of the merger (except to the extent that they specifically speak as to a different date), unless the failure of our representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

•	we must have performed, in all material respects, our obligations under the merger agreement; and

•

there shall not have occurred, or been discovered, any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect on us since February 20, 2008.

Termination of the Merger Agreement (Page 42)

We and Reed Elsevier may terminate the merger agreement by mutual written consent at any time before the completion of the merger. In addition, with certain exceptions, either Reed Elsevier or ChoicePoint may terminate the merger agreement at any time before the completion of the merger:

•	if the merger has not been completed by the end date, which is December 31, 2008, which may be extended by us or Reed Elsevier until February 28, 2009 to obtain regulatory approval;

•	if the approval of the merger agreement by our shareholders is not obtained at the special meeting of our shareholders or at any adjournment or postponement of such meeting; or

•	if any governmental entity of competent jurisdiction has issued or entered a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting consummation of the merger.

ChoicePoint may also terminate the merger agreement:

•

prior to the approval of the merger agreement by our shareholders if (1) our board authorizes us to enter into an agreement with respect to a Superior Proposal (as defined below under “The Merger Agreement—No Solicitation of Transactions”) and we notify Reed Elsevier in writing that we intend to enter into such an agreement, (2) Reed Elsevier does not make, within five business days of receipt of the notice of the Company’s intention, an offer that our board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the Superior Proposal and (3) concurrently with such termination, we pay the Termination Fee (as defined below under “The Merger Agreement —Fees and Expenses”). We may not enter into an agreement with respect to a Superior Proposal unless such agreement will not become effective earlier than the termination of the merger agreement in accordance with the provisions of the merger agreement. We have also agreed to notify Reed Elsevier promptly if our intention to enter into an agreement with respect to such a Superior Proposal changes. During the five-day period referred to above, we must negotiate in good faith with Reed Elsevier with respect to any revisions to the terms of the merger proposed by Reed Elsevier; or

•

at any time before the completion of the merger if Reed Elsevier or Deuce Acquisition Inc. has breached any of its representations, warranties, covenants or other agreements in the merger agreement and such breach would result in the failure of a closing condition to be satisfied and such breach or condition cannot be cured or, if curable, is not cured within the earlier of 30 days following written notice to Reed Elsevier or the end date.

Reed Elsevier may also terminate the merger agreement if:

•

the board makes a Change of Recommendation (as defined below under “The Merger Agreement—No Solicitation of Transactions”) or we fail to take a vote of shareholders on the merger within the timeframe permitted by the merger agreement (unless such failure is due to a final and non-appealable permanent injunction imposed by a governmental entity);

•

a tender or exchange offer for shares of our common stock is publicly disclosed and at any time after the commencement of such tender or exchange offer the board makes a statement with respect to such offer and fails to recommend that our shareholders not tender any of their shares into such offer; or

•

we have breached any of our representations, warranties, covenants or other agreements in the merger agreement and such breach would result in the failure of a closing condition to be satisfied and such breach or condition cannot be cured or, if curable, is not cured within the earlier of 30 days following written notice to Reed Elsevier or the end date.

Termination Fees (Page 43)

We will be obligated to pay to Reed Elsevier a termination fee of $100 million and reimburse Reed Elsevier for its expenses up to $15 million in the event that the merger agreement is terminated:

•

by either us or Reed Elsevier if the merger has not been consummated by the end date and an Acquisition Proposal (as defined below under “The Merger Agreement—No Solicitation of Transactions”) has been either made to us or our shareholders or publicly announced and not withdrawn more than 10 business days prior to the end date;

•

by either us or Reed Elsevier if the merger is not approved by our shareholders and an Acquisition Proposal has been either made to us or our shareholders or publicly announced and not withdrawn more than 10 business days prior to the date of the special meeting of our shareholders;

•

by Reed Elsevier if (1) our board changes its recommendation to our shareholders to vote for the approval of the merger agreement, (2) we fail to hold a special meeting of shareholders (unless we are enjoined from doing so) or (3) at any time when there is an outstanding tender offer or exchange offer for our shares that is commenced by any person other than Reed Elsevier or any of Reed Elsevier’s affiliates, our board makes a statement with respect to such tender offer or exchange offer (other than a “stop, look and listen” statement) and fails to recommend that our shareholders do not tender their shares in such tender offer or exchange offer;

•

by us if the merger is not approved by our shareholders and Reed Elsevier is entitled to terminate the merger agreement due to one of the circumstances described in the immediately preceding bullet; or

•	by us in order to enter into an agreement for a Superior Proposal.

Notwithstanding the foregoing, in the event of a termination of the merger agreement under the circumstances described in the first two bullets above, we will not be obligated to pay the termination fee to Reed Elsevier unless and until within 12 months of the termination of the merger agreement, we enter into an agreement for or consummate, or there otherwise has been consummated, in a single transaction or series of related transactions, an Acquisition Proposal involving 50% or more of our assets or the voting power of our shares.

Regulatory Approvals (Page 29)

Under the HSR Act, the merger cannot be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated. On February 28, 2008, ChoicePoint and Reed Elsevier filed its respective notification and report form under the HSR Act with the FTC and the Antitrust Division. Reed Elsevier and ChoicePoint also filed notifications with the merger control authorities of Austria and Germany on March 7, 2008 and March 12, 2008, respectively, and Reed Elsevier intends to file a notification with the Committee on Foreign Investment in the United States.

Completion of the Merger (Page 41)

We currently anticipate that the merger will be completed by the end of the summer of 2008. However, we cannot predict the exact timing of the completion of the merger and whether the merger will be completed. In order to complete the merger, we must obtain approval of our shareholders and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Market Price of Common Stock (Page 47)

The closing sale price of our common stock on the New York Stock Exchange on February 20, 2008, the last trading day prior to the announcement of the merger, was $33.66.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinion of ChoicePoint’s Financial Advisor,” “Projected Financial Information,” and “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the effect of the announcement of the merger on ChoicePoint’s business relationships, operating results and business generally;

•	the outcome of any legal proceedings that may be instituted against ChoicePoint or Reed Elsevier and others related to the merger agreement;

•

shareholder approval or other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•	ChoicePoint’s and Reed Elsevier’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; and

•	the retention of key employees at ChoicePoint.

In addition, we are subject to risks and uncertainties and other factors detailed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission, which we refer to herein as the SEC, on February 29, 2008, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 51. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on April 16, 2008, starting at 10:00 a.m., local time, at The Waldorf=Astoria Hotel, 301 Park Avenue, New York, New York 10022, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote on approval of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). Our shareholders must approve the merger agreement in order for the merger to occur. If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on March 14, 2008, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. As of March 14, 2008, there were 68,363,210 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve the merger agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present.

Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the shares entitled to vote at the special meeting. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

As of March 14, 2008, our directors and executive officers held and are entitled to vote, in the aggregate, 3,253,099 shares of our common stock, representing approximately 4.76% of our outstanding common stock. All of our directors and executive officers have informed ChoicePoint that they currently intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and the proposal to postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the shares entitled to vote at the special meeting, any “broker non-votes” will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. ChoicePoint’s amended and restated bylaws, as amended, provide that any adjournment may be made without notice if the adjournment is to a date that is not greater than 120 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Under the merger agreement, if there are not sufficient votes to approve the merger agreement, ChoicePoint may propose to adjourn the meeting for periods of up to 15 days, not to exceed 30 days in the aggregate. Any signed proxies received by ChoicePoint in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions and broker non-votes will have the same effect on such proposal as a vote “AGAINST” the proposal. In connection with any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies, ChoicePoint’s shareholders who have already sent in their proxies will be able to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting for a fee of approximately $25,000 in advance and $25,000 upon obtaining shareholder approval of the merger agreement, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 800-5186 (shareholders) or collect at (212) 750-5833 (banks and brokers).

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first-class mail without charge to each person to whom this proxy statement is delivered upon the written or oral request of such person. After the record date, a list of our shareholders entitled to vote at the special meeting will be prepared and made available through the special meeting for inspection at our principal executive offices for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any shareholder present at the meeting.

THE COMPANIES

ChoicePoint

ChoicePoint helps businesses, non-profit organizations, and federal, state and local governments reduce fraud, mitigate risk, facilitate smarter decisions, and make society safer, while protecting consumer privacy. ChoicePoint’s Insurance Services group provides data, analytics, software and business information services to property and casualty personal and commercial insurance carriers. The Screening and Authentication Services group conducts employment screening, tenant screening and customer enrollment services and delivers vital records. The Business Services group provides public information solutions primarily to retail and commercial banking, mortgage lending and legal industries, and provides information solutions that support the missions of federal, state and local government and international law enforcement agencies. The Marketing Services group is a provider of direct marketing and database solutions to the insurance and financial services industries.

ChoicePoint’s principal address is 1000 Alderman Drive, Alpharetta, Georgia 30005, and our telephone number is (770) 752-6000. For more information about ChoicePoint, please visit our corporate website at www.choicepoint.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See also “Where You Can Find More Information.” ChoicePoint’s common stock is publicly traded on the New York Stock Exchange under the symbol “CPS”.

Reed Elsevier

Reed Elsevier Group plc is jointly owned by two companies, Reed Elsevier PLC (a United Kingdom company listed on the London Stock Exchange under the symbol “REL” and on the New York Stock Exchange under the symbol “RUK”) and Reed Elsevier NV (a Netherlands company listed on the Amsterdam Stock Exchange under the symbol “REN” and on the New York Stock Exchange under the symbol “ENL”), and along with Reed Elsevier PLC, Reed Elsevier NV and certain other entities, is part of the collection of businesses that make up the Reed Elsevier combined businesses. Reed Elsevier is one of the world’s leading publishers and information providers. Its activities include science and medical, legal and business publishing. Reed Elsevier’s principal operations are in North America and Europe. For the year ended December 31, 2007, Reed Elsevier had total revenue from continuing operations of approximately £4.6 billion and an average of approximately 31,600 employees. Reed Elsevier’s businesses provide products and services that are organized to serve three business sectors: LexisNexis serves the legal and other professional sectors; Elsevier serves the science and medical sector; and Reed Business serves the business to business sector. Reed Elsevier Group plc’s principal address is 1-3 The Strand, London WC2N 5JR England, and its telephone number is (011) 44-20-7930-7077.

Deuce Acquisition Inc.

Deuce Acquisition Inc. is a Georgia corporation and an indirect wholly owned subsidiary of Reed Elsevier. Deuce Acquisition Inc. was formed solely for the purpose of facilitating Reed Elsevier’s acquisition of ChoicePoint. Deuce Acquisition Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Deuce Acquisition Inc. will merge with and into ChoicePoint and will cease to exist, with ChoicePoint continuing as an indirect wholly owned subsidiary of Reed Elsevier. Deuce Acquisition Inc.’s address is c/o Reed Elsevier Group plc, 1-3 The Strand, London WC2N 5JR England, and its telephone number is (011) 44-20-7930-7077.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The board of directors of ChoicePoint has from time to time reviewed with senior management the Company’s strategic direction and the alternatives available to enhance its performance and prospects in the context of developments in the industries in which it operates. The board has periodically considered, among other things, potential acquisitions, dispositions and business combinations with third parties based on their lines of business, geographic locations and management and employee cultures. In 2006, ChoicePoint’s management completed and the board approved a strategic analysis pursuant to which the Company adopted a new strategic focus on helping customers manage economic risks and the board determined to divest businesses that either did not fit within the new strategic direction or were unlikely to gain critical mass in the marketplace under ChoicePoint’s ownership.

Throughout the first half of 2007, the ChoicePoint board of directors pursued the strategy set forth in the 2006 strategic analysis. In doing so, the board noted a trend towards specialization and consolidation in the industries in which ChoicePoint operates. Companies in those industries were choosing either to focus on a few core product lines or, alternatively, to expand to provide a more comprehensive product set. Against that backdrop, ChoicePoint’s board of directors reviewed with executive management the competitive landscape in the industries in which ChoicePoint operates and other strategic matters at its regularly scheduled board meetings. In the course of these reviews, the board discussed various business initiatives potentially available to ChoicePoint, including sales of assets and non-core businesses, a recapitalization coupled with a share buyback on the open market, and potential business combinations involving ChoicePoint.

During the summer of 2007, the ChoicePoint board of directors, with the assistance of its financial advisors and its legal advisors, determined to investigate on a preliminary basis the strategic alternatives available to the Company. In connection with this exploration, and in order to provide a comparison by which the ChoicePoint board could evaluate the alternatives available to it, the ChoicePoint board of directors instructed its financial advisors to contact a number of parties that had expressed or might have an interest in a business combination involving the Company. A few parties executed confidentiality agreements with the Company and conducted documentary and management due diligence. ChoicePoint received preliminary indications of interest ranging from $50.00 to $54.00 from these parties. After conducting further due diligence, the parties were instructed to deliver revised proposals to ChoicePoint. The revised proposals received by ChoicePoint from these parties ranged from $45.50 to $49.00, most of which were subject to continued due diligence and none of which had committed financing for the full purchase price. In light of the reduction in price and the conditional nature of the revised proposals, the board of directors determined not to proceed with its discussions with any of these parties regarding a business combination.

During ChoicePoint’s process of evaluating strategic alternatives in the summer of 2007, Reed Elsevier expressed an interest in exploring the possibility of a business combination with ChoicePoint at prices higher than $50.00 per share, subject to, among other things, conducting due diligence and negotiation of a definitive agreement. ChoicePoint and Reed Elsevier sought to negotiate and enter into a confidentiality agreement to permit ChoicePoint to provide Reed Elsevier with confidential information on the Company, but were not able to agree upon terms of such an agreement. As a result, Reed Elsevier did not conduct due diligence at that time and confirmed that in the circumstances it was not interested in pursuing a business combination with ChoicePoint at such time. The discussions between ChoicePoint and Reed Elsevier did not continue beyond this preliminary stage. In light of the rapidly deteriorating conditions in the credit and capital markets at that time, the

ChoicePoint board of directors believed that neither Reed Elsevier’s proposal nor the proposals received by the other parties discussed above would result in a final offer having terms acceptable to the Company.

In August, after its evaluation of alternatives, the ChoicePoint board of directors determined to expand the scope of its existing open-market stock repurchase program by $300 million and to extend the duration of the stock repurchase program for an additional two years, to August 19, 2009. ChoicePoint senior management continued to explore the divesture of certain businesses.

On January 16, 2008, Sir Crispin Davis, Chief Executive Officer of Reed Elsevier, placed an unsolicited telephone call to Derek Smith, ChoicePoint’s Chairman and Chief Executive Officer, and informed Mr. Smith of Reed Elsevier’s renewed interest in acquiring ChoicePoint and that he had a letter that he wished to deliver in person. Mr. Smith invited Sir Crispin and Mark Armour, Chief Financial Officer of Reed Elsevier, to travel to Atlanta to discuss this interest in further detail.

On January 25, 2008, Sir Crispin and Mr. Smith, joined by Doug Curling, ChoicePoint’s President and Chief Operating Officer, and Mr. Armour briefly met in Atlanta. At this meeting the executives discussed Reed Elsevier’s interest in pursuing a business combination transaction with ChoicePoint. Sir Crispin delivered to Mr. Smith a letter reaffirming Reed Elsevier’s renewed interest in acquiring ChoicePoint and requesting three weeks of exclusive due diligence and negotiations. In the letter, Reed Elsevier also stated that it was prepared to pay $50.00 per share in cash for each outstanding share of ChoicePoint common stock. The ChoicePoint board of directors, after discussion with its legal advisor, agreed to Reed Elsevier’s request in order to determine whether a transaction could be completed on mutually acceptable terms. The ChoicePoint board engaged Goldman Sachs as its financial advisor to assist in evaluating the preliminary proposal by Reed Elsevier.

ChoicePoint and Reed Elsevier then negotiated the terms of a mutually agreeable confidentiality agreement, which was executed on February 1, 2008.

On February 3, 2008, Messrs. Armour and Curling discussed a variety of matters regarding Reed Elsevier’s due diligence investigation of ChoicePoint. The two executives agreed on a process for Reed Elsevier’s due diligence investigation, including the granting of access to Reed Elsevier and its representatives to an electronic repository of diligence information as well as establishing procedures to facilitate contacts between Reed Elsevier and its representatives, on the one hand, and members of ChoicePoint senior management, on the other hand.

During the first three weeks of February 2008, Reed Elsevier conducted its due diligence investigation of the Company. As the diligence investigation continued, Messrs. Curling and Armour spoke regularly to confirm Reed Elsevier’s continued interest in acquiring ChoicePoint. Also during this time, Mr. Smith kept the members of the ChoicePoint board of directors updated on the status and progress of discussions with Reed Elsevier. During the second and third weeks of February, senior management of ChoicePoint spoke with senior management of Reed Elsevier, its subsidiaries and their respective representatives in connection with Reed Elsevier’s due diligence investigation.

On February 12, 2008, outside legal counsel to Reed Elsevier distributed a proposed draft of the definitive transaction agreement to ChoicePoint and its outside legal counsel. Over the following eight days, Reed Elsevier and ChoicePoint, together with their respective outside legal counsel, drafted and negotiated the terms of the definitive merger agreement.

On February 15, 2008, in separate conversations, Mr. Smith and Sir Crispin and Messrs. Armour and Curling, spoke telephonically regarding the definitive transaction documents and a timeline for potentially agreeing to a business combination of ChoicePoint and Reed Elsevier, and Reed Elsevier confirmed its interest in acquiring ChoicePoint for $50.00 per share of ChoicePoint common stock in cash.

Over the course of the next several days, numerous contacts occurred between senior management of ChoicePoint and senior management of Reed Elsevier and its subsidiaries focused on delivering additional due diligence information about ChoicePoint and its operations to Reed Elsevier.

On February 19, 2008, Mr. Curling spoke with Mr. Armour and confirmed that Reed Elsevier’s board of directors had taken action to approve going forward with the proposed merger.

On the morning of February 20, 2008, the ChoicePoint board of directors met to discuss and analyze Reed Elsevier’s offer as reflected in the proposed merger agreement. Mr. Smith reviewed for the ChoicePoint board of directors the background of discussions with Reed Elsevier and the progress of negotiations. After discussions among, and questions by, members of the ChoicePoint board and others present, Goldman Sachs reviewed with the ChoicePoint board of directors its financial analysis of the merger consideration, as more fully described under “—Opinion of ChoicePoint’s Financial Advisor”, and rendered to the ChoicePoint board of directors its oral opinion, which was subsequently confirmed in writing, that, as of the date of its written opinion and based upon and subject to the assumptions and limitations described in the written opinion, the $50.00 per share of ChoicePoint common stock in cash to be received by the holders of ChoicePoint common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Representatives of Wachtell, Lipton, Rosen & Katz, outside legal advisor to ChoicePoint, advised the ChoicePoint board of directors with respect to the legal standards applicable to its decisions and actions with respect to its evaluation of the merger proposal and reviewed and advised with respect to the terms of the merger agreement. After these discussions and further review and discussion among the members of the ChoicePoint board of directors, the ChoicePoint board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of ChoicePoint’s shareholders and voted unanimously to approve and adopt the merger agreement, to approve the transactions contemplated thereby and to recommend that ChoicePoint shareholders approve the merger agreement.

The merger agreement was executed in the late evening of February 20, 2008, and the transaction was announced before the market opened the following morning in press releases issued by each of ChoicePoint and Reed Elsevier.

Reasons for the Merger; Recommendation of ChoicePoint’s Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the ChoicePoint board of directors consulted with ChoicePoint’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of ChoicePoint’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•

recent and historical market prices for ChoicePoint common stock, as compared to the financial terms of the merger, including the fact that the acquisition price represented an approximate 49% premium over the closing price of ChoicePoint shares on the New York Stock Exchange on February 20, 2008, the last trading day before the date the merger was publicly announced, and a 51% and 38% premium over the average closing price for the 30- and 90-day periods, respectively, ended February 19, 2008, the day before the merger agreement was executed;

•

its knowledge of the current industry environment affecting ChoicePoint, including the national and global trend toward specialization and consolidation in the business information and analytics industry;

•	the fact that the merger consideration consists solely of cash, and is not subject to any financing conditions;

•

the fact that during the exploration of strategic alternatives conducted by the ChoicePoint board during the summer of 2007, the proposals received by ChoicePoint, after due diligence, were less than $50.00 and did not have fully committed financing;

•	its knowledge of Reed Elsevier’s financial condition;

•

the fact that a vote of the shareholders on the merger is required under Georgia law, and that shareholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand payment of the fair value of their shares under Georgia law;

•

the regulatory and other approvals required in connection with the merger, the likelihood such approvals would be received in a timely fashion and, if such approvals are not obtained by the end date under the merger agreement, Reed Elsevier’s obligation under the merger agreement to accept any divestitures or other operating restrictions in order to complete the merger;

•

management’s view that the complementary fit of the businesses of ChoicePoint and Reed Elsevier, and in particular Reed Elsevier’s North American operations conducted under the LexisNexis Risk & Information Analytics Group name, will result in enhanced product offerings to customers;

•	the potential impact of the merger on ChoicePoint employees and employment opportunities at ChoicePoint, considering the complementary nature of the businesses of ChoicePoint and Reed Elsevier;

•

the financial analyses presented by Goldman Sachs, including its opinion to the ChoicePoint board of directors, dated as of February 20, 2008, and based upon and subject to the factors and assumptions set forth in the opinion, as to the fairness of the $50.00 per share of ChoicePoint stock in cash from a financial point of view to the holders of ChoicePoint common stock. See “—Opinion of ChoicePoint’s Financial Advisor”;

•

ChoicePoint’s right under certain circumstances prior to the approval of the merger agreement by ChoicePoint’s shareholders to engage in negotiations with, and provide information to, any third party that makes an unsolicited acquisition proposal and ChoicePoint’s right, in the event of a Superior Proposal and subject to Reed Elsevier’s right to revise the financial and other terms of the merger agreement, to terminate the merger agreement and pay a termination fee and expense reimbursement to Reed Elsevier;

•

the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and shareholder approval covenants and provision for the payment of a termination fee of $100 million (plus up to $15 million in of expense reimbursements) in certain events, which the ChoicePoint board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to Reed Elsevier’s willingness to enter into the merger agreement;

•	the restrictions on the conduct of ChoicePoint’s business prior to the completion of the merger which could delay or prevent ChoicePoint from undertaking business opportunities that may arise;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•

the fact that the all-cash price, while providing relative certainty of value, would not allow ChoicePoint’s shareholders to participate in potential further appreciation of Reed Elsevier’s stock after the merger and would be taxable to our shareholders upon completion of the merger; and

•

the fact that some of ChoicePoint’s directors and executive officers have other interests in the merger that are in addition to their interests as ChoicePoint shareholders, including as a result of employment and compensation arrangements with ChoicePoint and the manner in which they would be affected by the merger. See “—Interests of ChoicePoint’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the ChoicePoint board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the ChoicePoint board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the ChoicePoint board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The ChoicePoint board of directors considered all these factors as a whole, including discussions with, and questioning of, ChoicePoint management and ChoicePoint’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the ChoicePoint board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of ChoicePoint and its shareholders, and unanimously adopted the merger agreement. The ChoicePoint board of directors unanimously recommends that the ChoicePoint shareholders vote “FOR” the approval of the merger agreement.

Opinion of ChoicePoint’s Financial Advisor

Goldman Sachs rendered its opinion to our board of directors that, as of February 20, 2008, and based upon and subject to the factors and assumptions set forth therein, the $50.00 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 20, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the proposed merger agreement or any other matter.

In connection with rendering the opinion and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	our annual reports to shareholders and Annual Reports on Form 10-K for the five fiscal years ended December 31, 2006;

•	our unaudited financial statements for the fiscal year ended December 31, 2007;

•	certain of our interim reports to shareholders and Quarterly Reports on Form 10-Q;

•	certain other communications from us to our shareholders;

•	certain publicly available research analyst reports for ChoicePoint; and

•	certain internal financial analyses and forecasts for ChoicePoint for fiscal year 2008 prepared by our management (the “Forecasts”).

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects, including their views on the risks and uncertainties associated with achieving the Forecasts. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of our common stock, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the information services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

As instructed by our management, Goldman Sachs performed certain financial analyses using estimates prepared by our management that exclude the impact of discontinued operations, including in calculating EBITDA and earnings per share, which are referred to as “management estimates,” in this summary of the material financial analyses.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of us or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion does not address our underlying business decision to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to us. Goldman Sachs’ opinion addressees only the fairness from a financial point of view, as of February 20, 2008, of the $50.00 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the agreement or transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of us or Reed Elsevier; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of us or Reed Elsevier, or class of such persons in connection with the transaction, whether relative to the $50.00 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, February 20, 2008, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ opinion has been approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. As used in this summary of the material financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EPS” means earnings per share, “LTM” means latest twelve months, “CY” means calendar year and “PEG” means price/earnings/growth. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of financial analyses performed by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 20, 2008, and is not necessarily indicative of current or future market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for our common stock for various trading periods ended February 19, 2008. In addition, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the closing price of our common stock on February 19, 2008, the average closing prices of our common stock for the 30-day, 90-day and 180-day trading periods ended February 19, 2008, the 52-week high closing price of our common stock and the all-time high closing price of our common stock, which occurred on February 4, 2005.

This analysis indicated that the price per share to be paid to the holders of shares of our common stock pursuant to the merger agreement represented a premium of:

•	48.9% based on the closing stock price on February 19, 2008, of $33.58 per share;

•	50.8% based on the 30-day average closing price of $33.16 per share;

•	37.9% based on the 90-day average closing price of $36.25 per share;

•	30.6% based on the 180-day average closing price of $38.28 per share;

•	13.8% based on the 52-week high price of $43.95 per share; and

•	4.5% based on the all-time high price of $47.85 per share.

Implied Transaction Multiples

Goldman Sachs calculated and compared various financial multiples and ratios of the Company based on information provided by our management for 2008 and analyst estimates for 2008 and 2009. In conducting its analysis, Goldman Sachs also considered estimates for us that were prepared by our management, referred to in this description of the financial analyses as “With Discontinued Operations” that reflect the inclusion of the financial impact on our EBITDA and EPS of discontinued operations.

Goldman Sachs calculated an implied equity value by multiplying $50.00 by the total number of outstanding shares of our common stock on a fully diluted basis. Goldman Sachs then calculated an implied enterprise value based on the implied equity value by adding the amount of our net debt, as provided by management, to the implied equity value. The results of the analyses are summarized in the table below:

Analyst Median Estimate and Management Estimate Multiples Enterprise Value to:	Multiple
CY 2007 EBITDA	13.4x
CY2008E EBITDA (Management Estimate)	12.5x
CY2008E EBITDA (Analyst Median Estimate)	12.9x
CY2009E EBITDA (Analyst Median Estimate)	11.7x
With Discontinued Operations:
CY 2007 EBITDA	12.7x
CY2008E EBITDA (Management Estimate)	11.8x

Price to:
CY 2007 EPS	31.0x
CY2008E EPS (Management Estimate)	26.5x
CY2008E EPS (Analyst Median Estimate)	27.9x
CY2009E EPS (Analyst Median Estimate)	24.0x
With Discontinued Operations:
CY 2007 EPS	29.3x
CY2008E EPS (Management Estimate)	25.2x

PEG Ratio
CY2008E P/E (Analyst Median Estimate)	1.9x
CY2009E P/E (Analyst Median Estimate)	1.6x

Selected Companies Analysis

Goldman Sachs compiled and reviewed publicly available financial information and calculated certain financial multiples and ratios for us and the following selected publicly traded companies in the information services industry:

Selected Information Service Companies

•	Experian Group Ltd.

•	The Dun & Bradstreet Corporation

•	Equifax Inc.

•	Solera Holdings, Inc.

•	Fair Isaac Corporation

•	First Advantage Corporation

•	infoUSA Inc.

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of our operations. The multiples and ratios for us were calculated based on the closing price of our common stock as of February 19, 2008, the latest publicly available financial statements, estimates provided by our management for 2008 and analyst median estimates for 2008 and 2009. The multiples and ratios for each of the selected companies were calculated based on the closing price of the selected companies’ common stock as of February 19, 2008, the latest publicly available financial statements and analyst median estimates for 2008 and 2009.

With respect to the selected companies and us, Goldman Sachs calculated enterprise value as a multiple of 2007 EBITDA, 2008E EBITDA and 2009E EBITDA, and the results of these analyses are summarized as follows:

	Selected Information Service Companies		ChoicePoint
Enterprise Value as a multiple of:			Management Estimate	Analyst Estimate
	Range	Median
2007 EBITDA	5.5x - 12.7x	9.7x		9.4x
2008E EBITDA	5.4x -12.0x	8.8x	8.8x	9.1x
2009E EBITDA	7.7x - 9.8x	8.5x		8.2x

Goldman Sachs also calculated the 2008 estimated and 2009 estimated calendarized price per share to earnings, or P/E, multiples for us and the selected companies. The following table presents the results of this analysis:

	Selected Information Service Companies		ChoicePoint
Calendarized P/E multiples:			Management Estimate	Analyst Estimate
	Range	Median
2007	10.2x - 25.6x	15.1x		20.8x
2008E	10.3x - 20.6x	13.9x	17.8x	18.7x
2009E	11.8x - 15.1x	12.4x		16.1x

In addition, Goldman Sachs calculated and compared the CY 2008 P/E multiple to 5-year EPS CAGR (the compound annual EPS growth rate based on median analyst estimates for us and for the selected companies). The following table presents the results of this analysis:

	Selected Information Service Companies		ChoicePoint
Calendarized P/E to Growth Multiples:	Range	Median	Analyst Estimate
2008 P/E to 5-year estimated EPS CAGR	1.0x -1.7x	1.3x	1.2x

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present values of our future stock prices, which is designed to provide an indication of the present value of a theoretical value of a company’s equity as a function of such company’s range of EPS estimates and assumed forward P/E ratios. Goldman Sachs used ranges of EPS estimates for 2009 that were derived from analyst estimates. Goldman Sachs used forward P/E ratios ranging from 17.0x to 23.0x, which ratios are reflective of the range of P/E ratios for our stock price over the last three years. Goldman Sachs used a discount rate of 8.4% to calculate the range of implied present values of the estimated future stock price. The following table presents the results of this analysis:

EPS Estimate	Illustrative Per Share Present Value
CY2009E ($1.90 to $2.40)	$28.92 - $49.43

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed several illustrative discounted cash flow analyses of our expected unlevered free cash flows. Management’s estimates were used for projected CY2008E results. Analyst estimates were used for revenue, EBITDA and EBIT for CY2009E. Other assumptions were also applied.

Goldman Sachs calculated indications of net present value of expected unlevered free cash flows for us for the years 2008 through 2012 and added to this amount the net present value of the terminal value at the end of calendar year 2012, using an illustrative range of terminal year EBITDA multiples of 9.0x to 12.0x. Present values were calculated using discount rates ranging from 7.0% to 10.0%. The following table presents the results of this analysis:

Illustrative per Share Value Indication
ChoicePoint	$38.06 - $55.26

Goldman Sachs also performed an illustrative discounted cash flow analysis assuming an illustrative range of compound annual revenue growth rates of 3.0% to 9.0% for years 2010 through 2012. Assuming a terminal year EBITDA multiple of 11.0x and a weighted average cost of capital of 7.3% were held constant, Goldman Sachs calculated indications of net present value of implied unlevered free cash flows for us for the years 2008 through 2012 and added to this amount the implied net present value of the terminal value at the end of calendar year 2012, using an illustrative range of EBITDA margins of 31.0% to 34.0%. The following table presents the results of this analysis:

Illustrative per Share Value Indication
ChoicePoint	$42.64 - $54.80

Comparison of Selected Transaction Premiums

Goldman Sachs analyzed the offer price as a premium to target share price of all 100% cash consideration acquisitions of U.S.-based publicly traded companies announced since February 19, 2005, with equity values between $2 billion and $5 billion according to information published by Thomson Financial. The following table presents the results of this analysis:

Premium to Target Closing Share Price:	Median Premium of Selected Transactions	Premium implied by $50.00 price per share
1 Day	4.8%	48.9%
30-Day Average	24.0%	50.8%
90-Day Average	27.4%	37.9%
180-Day Average	29.9%	30.6%
52-Week High	2.2%	13.8%

Comparable Transactions

Goldman Sachs analyzed certain information relating to the following 10 transactions in the information services industry since 2004:

•	Fiserv Inc.’s acquisition of CheckFree Corp. announced in August 2007.

•	Fidelity National Information Services, Inc.’s acquisition of eFunds Corporation announced in June 2007.

•	Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc.’s acquisition of Ceridian Corporation announced in May 2007.

•	Thomson Corp.’s acquisition of Reuters Group PLC announced in May 2007.

•	Citibank N.A.’s acquisition of The BISYS Group, Inc. announced in May 2007.

•	Equifax Inc.’s acquisition of TALX Corporation announced in February 2007.

•	Investcorp’s acquisition of CCC Information Services Group Inc. announced in September 2005.

•

Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group’s acquisition of SunGard Data Systems Inc. announced in March 2005.

•	Reed Elsevier’s acquisition of Seisint, Inc. announced in July 2004.

•	Marsh & McLennan Companies, Inc.’s acquisition of Kroll Inc. announced in May 2004.

Goldman Sachs analyzed the enterprise value in each transaction as a multiple of LTM EBITDA and one year forward EBITDA for each of the above transactions, based on publicly available financial information and analyst estimates. The results of these analyses are set forth below:

Selected Transactions
Enterprise Value as a multiple of:	Range	Median
LTM EBITDA	10.2x - 26.6x	14.4x
One year forward EBITDA	9.0x - 18.6x	12.7x

Goldman Sachs also analyzed the equity value in each transaction as a multiple of LTM Net Income and one year forward Net Income for each of the above transactions, based on publicly available financial information and median analyst estimates. The results of these analyses are set forth below:

Selected Transactions
Equity Value as a multiple of:	Range	Median
LTM Net Income	20.5x - 41.5x	33.8x
One year forward Net Income	18.3x - 35.3x	26.6x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to us or the merger.

Goldman Sachs prepared these analyses solely for purposes of providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of the shares of our common stock of the $50.00 in cash per share of our common stock to be received by such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between us and Reed Elsevier and was approved by our board of directors. Goldman Sachs did not recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Goldman Sachs to our board of directors was one of a number of factors taken into consideration by our board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated thereby. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of us, Reed Elsevier and any of our or their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to us from time to time. Goldman Sachs also has provided certain investment banking and other financial services to Reed Elsevier and its affiliates from time to time. Goldman Sachs also may provide investment banking and other financial services to us, Reed Elsevier and our and their respective affiliates in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated January 31, 2008, we engaged Goldman Sachs to act as our financial advisor in connection with the sale of all or a portion of the Company. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a customary transaction fee, a portion of which was paid at the time the merger agreement was entered into, with the remaining balance to be paid upon the consummation of the transaction. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses arising in connection with its engagement, including attorneys’ fees and disbursements, plus any sales, use or similar taxes, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

Projected Financial Information

We have included certain financial projections in this proxy statement to provide our shareholders access to certain nonpublic information provided to our board of directors, Reed Elsevier and Goldman Sachs for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Reed Elsevier, Deuce Acquisition Inc., our board of directors or Goldman Sachs, or any other recipient of this information, considered, or now considers, it to be a reliable prediction of future results.

The projections below, which do not consider the impact of the contemplated transaction, are based on internal financial forecasts, which in general are prepared solely for capital budgeting and other internal management decisions and are subjective in many respects. Furthermore, the assumptions and estimates underlying the projected financial information set forth below are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that are difficult to predict and beyond our control, including, among others, risks and uncertainties relating to ChoicePoint’s business (including ChoicePoint’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 8. As a result, actual results may differ materially from those contained in the projected financial information.

The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the rules and regulations established by the SEC, generally accepted accounting principles in the United States (“GAAP”) or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projected financial information. The projections are included solely for the purpose of giving ChoicePoint’s shareholders access to the same non-public information that was provided to ChoicePoint’s board of directors, Reed Elsevier and Goldman Sachs. The projected financial information has been prepared by, and is the responsibility of, ChoicePoint’s management, and Deloitte & Touche LLP has neither examined nor compiled the accompanying projected financial information. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference in this proxy statement relates to ChoicePoint’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

The projected financial information includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. EBITDA is calculated as operating income plus depreciation and amortization expense. ChoicePoint believes that these measures provide management with a useful alternative method for assessing its operating results. In addition, ChoicePoint believes that these measures provide management with useful information about ChoicePoint’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments, interest expense and other non-operating items. These non-GAAP measures are the types of measures that management uses in analyzing ChoicePoint’s results of operations and in determining a component of employee incentive compensation. However, these measures do not provide a complete picture of ChoicePoint’s operations. Non-GAAP measures should not be considered a substitute for or superior to GAAP results.

Our management believes and advised Goldman Sachs that the impact of discontinued operations on our financial statements are not pertinent to day-to-day operational decision-making in our business, and, as such, in calculating EBITDA and earnings per share, the impact of discontinued operations is excluded. Our management excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of our operations, and our management uses the results to evaluate the impact of operational business decisions from continuing operations. Goldman Sachs also considered estimates for us that were prepared by our management, referred to in the projected financial information set forth below as “With Discontinued Operations” that reflect the inclusion of the financial impact on our EBITDA and earnings per share of discontinued operations.

The following table presents selected projected financial data for the fiscal year ending December 31, 2008. The projections were prepared in February 2008 based upon assumptions management believed to be reliable at that time. The projections do not take into account any circumstances, events or accounting pronouncements occurring after the date they were prepared, nor does ChoicePoint intend to update or otherwise revise the projected financial information to reflect circumstances arising since its preparation or to reflect the occurrence of unanticipated events.

(in millions, except per share data)	2008 (projected)	2008 (projected) (With Discontinued Operations)
Service Revenue	$1,046
EBITDA	$332	$352
Operating Income from Continuing Operations	$242
Net Income	$130

Earnings per Share	$1.89	$1.99

Interests of ChoicePoint’s Directors and Executive Officers in the Merger

In considering the recommendation of the ChoicePoint board of directors that you vote to approve the merger agreement, you should be aware that some of ChoicePoint’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of ChoicePoint’s shareholders generally. The independent members of ChoicePoint’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. For purposes of all of the ChoicePoint agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards. All outstanding options to acquire shares of our common stock will vest in full as of the effective time of the merger and will be cancelled, and holders of such options will only be entitled to receive an amount in cash equal to the excess, if any, of $50.00 over the per share exercise price for each share subject to the option, less required withholding taxes. All shares of our restricted stock will vest in full as of the effective time of the merger and will be converted into the right to receive $50.00, less any required withholding taxes. Each share equivalent unit denominated in our common stock will vest in full as of the effective time of the merger and will be converted into the right to receive an amount in cash equal to $50.00. These amounts, plus interest and less any required withholding taxes, will be payable in accordance with and at the time set forth under the terms of the arrangement relating to the share equivalent unit (or, if earlier, on the death of the holder if occurring after the effective time). Each deferred share award denominated in our common stock will vest in full as of the effective time of the merger and will be converted into the right to receive an amount in cash equal to $50.00. These amounts, plus interest and less any required withholding taxes, will be payable in full (without exercise of discretionary proration) on the later of (i) the effective time of the merger and (ii) January 2, 2009, subject to earlier payment on the death of the holder if occurring after the effective time.

Based on ChoicePoint equity compensation holdings as of February 20, 2008, and assuming a closing date of August 1, 2008, upon completion of the merger, (1) the number of unvested ChoicePoint stock options (at exercise prices ranging from $33.45 to $46.12) held by each of Messrs. Smith, Curling, Lee, Surbaugh and Trine, the four other ChoicePoint executive officers (as a group), and the eight non-employee directors (as a group) that would vest are 576,666, 288,333, 181,817, 70,000, 48,000, 142,000, and 0, respectively (with such unvested options having a total cash out value of approximately $6,235,000, $3,115,000, $2,005,000, $600,000, $450,000, $1,255,000 and $0, respectively, less applicable taxes); (2) the number of unvested shares of restricted ChoicePoint common stock held by each of Messrs. Smith, Curling, Lee, Surbaugh and Trine, the four other ChoicePoint executive officers (as a group), and the eight non-employee directors (as a group) that would vest and become free of restrictions are 72,000, 36,000, 57,000, 40,500, 11,000, 50,000, and 0, respectively; (3) the number of ChoicePoint deferred shares held by each of Messrs. Smith, Curling, Lee, Surbaugh and Trine, the four other ChoicePoint executive officers (as a group), and the eight non-employee directors (as a group) that would vest are 250,000, 125,000, 0, 0, 0, 0, and 0, respectively; and (4) the number of ChoicePoint share equivalent units held by each of Messrs. Smith, Curling, Lee, Surbaugh and Trine, the four other ChoicePoint executive officers (as a group), and the eight non-employee directors (as a group) that would vest and become free of restrictions are 0, 0, 0, 0, 0, 0, and 87,099, respectively.

Employment Agreements and Severance Pay Plan. ChoicePoint has entered into employment agreements with each of Messrs. Smith, Curling, Lee, Surbaugh, Trine and Glazer and Ms. DiBattiste. ChoicePoint is not party to employment agreements with Messrs. Davis and Mongelli, each of whom is covered by ChoicePoint’s Severance Pay Plan.

Employment and Compensation Agreements with Messrs. Smith, Curling, Lee and Surbaugh. ChoicePoint has entered into substantially similar Employment and Compensation Agreements with each of Messrs. Smith, Curling, Lee and Surbaugh. The agreements provide for payment of certain severance benefits in the event of the failure of any successor of ChoicePoint to expressly assume and agree to perform the agreements, or a termination of employment by the executive for “good reason” (as defined in each agreement), in either case within five years following a change in control (a “Qualifying Termination”).

In the event of a Qualifying Termination, each executive is entitled to receive (1) base salary, benefits and other compensation accrued and vested as of the date of termination but which remain unpaid as of the date of termination; (2) a lump sum cash severance payment equal to three times (for Messrs. Smith and Curling) and two times (for Messrs. Lee and Surbaugh) the sum of (a) highest weekly base salary during the past three years, annualized plus (b) the highest annual incentive payment for the past three years, unless the annual incentive payment calculated at target payout is higher, in which case, it will be used for the annual incentive payment portion of the calculation; and (3) a lump sum cash severance payment equal to five times (for Messrs. Smith and Curling) and three times (for Messrs. Lee and Surbaugh) the highest “indirect compensation” during the last three years (e.g., matching and profit sharing contributions under our 401(k) Plan, Transition Benefit Plan contributions, excess contributions, SERP contributions and the value of fringe benefits). Assuming that the merger is completed on August 1, 2008, and the executive experiences a Qualifying Termination immediately thereafter, the amount of cash severance that will be payable to each of Messrs. Smith, Curling, Lee and Surbaugh, respectively, is approximately $16,525,000, $7,000,000, $2,575,000, and $1,940,000. In addition, for ten years following termination of Mr. Smith’s employment, he will receive 75 hours of access per year to an airplane on the same basis as that made available to him while he was employed by ChoicePoint.

In the event that an executive becomes subject to the excise tax under Section 4999 of the Code as a result of exceeding his Section 280G limit, the agreements provide for an additional payment such that the executive will be placed in the same after-tax position as if no such excise tax had been imposed. Assuming that the merger is completed on August 1, 2008, and the executive experiences a Qualifying Termination immediately thereafter, the amount of the Section 4999 gross-up payments that are estimated, based on third party calculations, to be payable to each of Messrs. Smith, Curling, Lee and Surbaugh, respectively, are approximately $0, $4,630,000, $0, and $0. If the transaction does not close until 2009, these estimated amounts may vary materially. Furthermore, if Mr. Smith’s payments will exceed his Section 280G limit, Mr. Smith has agreed to work in good faith with Reed Elsevier to restructure his change in control payments, subject to certain limitations, so that they do not exceed the Section 280G limit.

In addition, each executive is subject to an ongoing confidentiality obligation, and nonsolicitation of customer and employee covenants, while employed by ChoicePoint and for two years thereafter.

Employment Agreements with Messrs. Trine and Glazer. ChoicePoint has entered into substantially similar Employment Agreements with Messrs. Trine and Glazer. Upon termination of an executive’s employment by ChoicePoint without “cause” or due to a “constructive termination” (each, as defined in the employment agreements) within 12 months after a change in control and subject to the executives’ signing a release in favor of ChoicePoint, the executive will be entitled to a lump sum cash payment, paid in accordance with ChoicePoint’s standard payroll practices, equal to the sum of (1) 78 weeks’ base salary and (2) the executive’s target bonus for the year of termination. Assuming that the merger is completed on August 1, 2008, and the executive is thereafter terminated without “cause” or due to a “constructive termination”, the amount of cash severance that would be payable to each of Messrs. Trine and Glazer, respectively, is approximately $675,000 and $875,000. Neither these agreements nor any other agreements with Messrs. Trine and Glazer contain a provision that provides for a gross-up payment for any excise tax under Section 4999 of the Code. Each executive is subject to an ongoing confidentiality obligation, and nonsolicitation of customer and employee covenants, while employed by ChoicePoint and for two years thereafter (1 year for Mr. Glazer).

Employment Agreement with Carol DiBattiste. ChoicePoint has entered into an Employment Agreement with Ms. DiBattiste. The agreement provides that, upon a termination of Ms. DiBattiste’s employment for any reason other than “cause” (as defined in the agreement) prior to April 24, 2009, she is entitled to a lump sum cash payment equal to the sum of (1) her annual base salary through April 24, 2009 and (2) a prorated bonus (calculated as 120% of base salary) through April 24, 2009, payable within 15 days after the effective date of a release signed by Ms. DiBattiste in favor of ChoicePoint and, upon a termination of Ms. DiBattiste’s employment for any reason other than “cause” after April 24, 2009, she is entitled to a lump sum cash payment equal to the sum of (x) her annual base salary and (y) a full year’s bonus (calculated as 120% of base salary), payable within 15 days after the effective date of a release. Assuming that the merger is completed on August 1, 2008, and Ms. DiBattiste is thereafter terminated for any reason other than “cause”, the amount of cash severance that would be payable is approximately $1,200,000. Neither this agreement nor any other agreement with Ms. DiBattiste contain a provision that provides for a gross-up payment for any excise tax under Section 4999 of the Code. Ms. DiBattiste is subject to an ongoing confidentiality obligation, and nonsolicitation of customer and employee covenants, while employed by ChoicePoint and for two years thereafter.

Severance Pay Plan. Messrs. Davis and Mongelli are eligible for severance benefits under the ChoicePoint Inc. Severance Pay Plan. Assuming that the merger is consummated on August 1, 2008, and the executive is thereafter terminated without cause or resigns due to a relocation of over 50 miles from their current job location, based on their job classifications and years of service with ChoicePoint as of the date of termination and the existing provisions of the Severance Pay Plan, Messrs. Davis and Mongelli, respectively, would be eligible for cash severance payments of approximately $25,500 and $42,500, although they may each receive additional severance in accordance with company policy. Neither the severance pay plan or any other agreements with Messrs. Davis and Mongelli contain a provision that provides for a gross-up payment for any excise tax under Section 4999 of the Code.

Nonqualified Deferred Compensation Plan. ChoicePoint maintains the ChoicePoint Inc. Deferred Compensation Plan (the “DCP”), in which some of its executive officers are eligible to participate.

Upon the effective time of the merger, all amounts held in participant accounts and denominated in our common stock under our nonqualified deferred compensation plans or any of our other benefit plans will be converted into the right to receive $50.00 per share, based on the number of shares deemed to be held in such participant accounts. These amounts will be payable in accordance with and at the time set forth under the terms of the applicable plan (or, if earlier, on the death of the holder), less any required withholding taxes and, prior to payment, will be permitted to be deemed invested in an investment option under the applicable plan. Pursuant to the terms of the DCP, participants are generally fully vested in amounts credited to their DCP accounts, except for amounts in SERP Accounts or Additional Company Contribution Accounts. Any unvested amounts in participants’ SERP Accounts and Additional Company Contribution Accounts (including amounts which are denominated in our common stock, which will be converted into the right to receive $50.00 per share as described above) immediately become vested and nonforfeitable upon a change in control. Assuming that the merger is completed on August 1, 2008, based on unvested amounts accrued under their SERP Account, Messrs. Smith, Curling, and Lee will vest, respectively, in approximately $4,500,000, $1,485,000 and $440,000 in their SERP Accounts. Assuming that the merger is completed on August 1, 2008, Messrs. Smith and Curling will vest, respectively, in approximately $3,900,000 and $1,950,000 in their Additional Company Contribution Accounts. These amounts will be payable in accordance with the terms of the DCP. ChoicePoint’s other executive officers do not participate in the DCP.

Retention Program. In connection with entry into the merger agreement, ChoicePoint adopted a retention program for certain of its employees, including Messrs. Davis and Mongelli. Messrs. Davis and Mongelli are eligible for retention bonuses of $220,000 and $210,000, respectively, 50% of which will vest on the closing date of the merger, and 50% of which will vest on the date nine months following the closing date, provided that the executive remains employed with ChoicePoint through each of these vesting dates. If the executive’s employment is terminated without cause or resigns due to a relocation of over 50 miles from their current job location after the closing date, he will vest in the second half of his retention bonus, which will be payable to him within 10 days following termination of his employment.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of ChoicePoint common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities, and administrative rulings and practice, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this proxy statement.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, traders in securities who elect to use a mark-to-market method of accounting for securities holdings, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, shareholders subject to the alternative minimum tax, United States expatriates, partnerships or other flow-through entities and their partners or members, persons whose functional currency is not the U.S. dollar, shareholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, shareholders who acquired our stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights, if available), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to shareholders that hold our common stock through a partnership or other pass-through entity, generally, will depend on the status of the shareholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Stock for Cash Pursuant to the Merger Agreement. The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the shareholder’s adjusted tax basis in such shares. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting. A U.S. holder may be subject to backup withholding at the applicable rate (currently 28%) on the cash payments to which such U.S. holder is entitled pursuant to the merger, unless the U.S. holder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 included as part of the letter of transmittal and return it to the paying agent in accordance with the procedures described below under “The Merger Agreement—Exchange and Payment Procedures” beginning on page 32, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

Under the provisions of the HSR Act, the merger cannot be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. On February 28, 2008, ChoicePoint and Reed Elsevier filed their respective notification and report forms with the FTC and the Antitrust Division.

ChoicePoint and Reed Elsevier also filed notifications with the appropriate merger control entities in Austria and Germany on March 7, 2008, and March 12, 2008, respectively, and Reed Elsevier intends to file a notification with the Committee on Foreign Investment in the United States. The initial period within which a decision must be made by the relevant merger control authority in Austria is four weeks, and in Germany one month, and the merger may not be completed in this period unless clearance is obtained earlier.

At any time before or after the merger, the Antitrust Division, the FTC, or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of ChoicePoint, Reed Elsevier or their respective subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

Third parties or any federal, state or foreign governmental entity regulating competition, may challenge the merger on antitrust grounds and any such challenge could be successful. We and Reed Elsevier are required to take certain actions as further described under “The Merger Agreement—Agreement to Take Further Action and to Use Reasonable Best Efforts.”

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure; Effective Time

The merger agreement provides for the merger of Deuce Acquisition Inc. with and into ChoicePoint upon the terms, and subject to the conditions, of the merger agreement, upon which Deuce Acquisition Inc. will cease to exist. As the surviving corporation, ChoicePoint will continue to exist following the merger as an indirect wholly owned subsidiary of Reed Elsevier.

The effective time of the merger will occur at the time that we file the certificate of merger with the Secretary of State of the State of Georgia on the closing date of the merger (or such later time as Reed Elsevier and ChoicePoint may agree and as provided in the certificate of merger).

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time into the right to receive $50.00 in cash, without interest, other than the following shares, which will be cancelled:

•	shares held by ChoicePoint or any subsidiary of ChoicePoint (but not the shares held in certain specified trusts owned by ChoicePoint);

•	shares owned, directly or indirectly, by Reed Elsevier or Deuce Acquisition Inc.; and

•	any shares the holders of which have perfected (and not waived, withdrawn or lost) their dissenters’ rights in accordance with Georgia law.

Treatment of Options and Other Awards

Stock Options. All outstanding options to acquire our common stock under employee stock plans will become fully vested at the effective time of the merger and be converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, but in any event within five business days thereafter, a cash payment, without interest and less any applicable withholding taxes, equal to:

•	the number of shares of our common stock underlying each option multiplied by

•	the amount (if any) by which $50.00 exceeds the exercise price per share of common stock subject to such option.

Restricted Shares. Each outstanding share of our restricted stock will vest in full and become free of any restrictions at the effective time of the merger and will be converted into the right to receive $50.00 in cash, less any required withholding taxes.

Share Equivalent Units. All share equivalent units will become fully vested at the effective time of the merger and be converted into an obligation to pay to the holder a cash payment, equal to the number of shares of our common stock underlying each unit multiplied by $50.00. The cash payment will be made at the earlier of the time dictated by the agreement, plan or arrangement relating to such share equivalent unit (or upon the death of the holder of such share equivalent unit if occurring after the effective time), with interest at the applicable federal rate and less any applicable withholding taxes.

Deferred Shares. Each outstanding deferred share of our common stock will vest in full at the effective time of the merger and will be converted into an obligation to pay to the holder a cash payment, with interest on unpaid amounts at the applicable federal rate and less any applicable withholding taxes, equal to the number of shares of our common stock underlying each deferred share multiplied by $50.00. The cash payment will be made at the later of (1) the effective time of the merger or (2) January 2, 2009, subject to earlier payment on the death of the holder if occurring after the effective time.

Other Company Awards. Each right or award of any kind, contingent or accrued, to acquire or receive shares of our common stock or benefits measured by the value of shares of our common stock will at the effective time of the merger be converted into an obligation to pay to the holder a cash payment equal to the number of shares of our common stock underlying such right or award multiplied by $50.00 (or, if the right or award provides for payments to the extent the value of the shares of our common stock exceed a specified reference price, then the amount (if any) by which $50.00 exceeds the reference price). The cash payment will be made at the earlier of the time dictated by the agreement, plan or arrangement relating to such right or award or upon the death of the holder of the right or award. Until the time of payment, the payment amount may be deemed invested in accordance with the terms of the agreement, plan or arrangement governing such right or award and will be subject to withholding of taxes.

Exchange and Payment Procedures

At the effective time of the merger, Reed Elsevier will deposit, or will cause to be deposited, with a paying agent chosen by Reed Elsevier and approved in advance by us (our approval not to be unreasonably withheld), immediately available funds equal to the aggregate merger consideration. Promptly after the effective time of the merger and in any event not later than five business days following the effective time, this paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of Reed Elsevier that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers on our stock transfer books of shares of ChoicePoint common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the applicable merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to former holders of our common stock for 180 days after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the applicable merger consideration. None of ChoicePoint, Reed Elsevier, Deuce Acquisition Inc., the paying agent or any other person will be liable to any former holders of ChoicePoint common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Reed Elsevier or the paying agent, post a bond as indemnity with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement made to each other as of a specific date. These representations and warranties (and the assertions embodied therein) have been made for purposes of allocating risk to one of the parties if those statements prove to be inaccurate rather than for the purpose of establishing matters as facts. The representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. In general, standards of materiality may apply under the merger agreement in a way that is different from what may be viewed as material to you or other investors. The representations and warranties were made only as of the date of the merger agreement, the closing date or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings ChoicePoint publicly files with the SEC. This description of the representations and warranties is included solely to provide our shareholders with information regarding the terms of the merger agreement.

In the merger agreement, ChoicePoint made representations and warranties relating to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our capitalization, including in particular the number of shares of options, restricted stock and other rights or awards related to our common stock;

•	our subsidiaries and our equity interests in them;

•	our stock option program;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against us;

•	the required vote of our shareholders in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the adoption and recommendation of our board of directors of the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	the receipt by the board of directors of a fairness opinion from Goldman Sachs;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•

the absence of conflicts with or defaults under our or our subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	our SEC filings since December 31, 2005, including financial statements contained therein, and our internal controls;

•	our compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	the absence of undisclosed liabilities;

•	the absence of certain changes relating to us or our subsidiaries since December 31, 2006, and the absence of a material adverse effect since that date;

•	investigations, legal proceedings and governmental orders;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	our and our subsidiaries’ permits and compliance with applicable legal requirements;

•	material contracts, including contracts with governmental entities, and performance of obligations thereunder;

•	real property;

•	state takeover statutes;

•	environmental matters;

•	tax matters;

•	labor matters affecting us or our subsidiaries;

•	intellectual property;

•	insurance coverage; and

•	the absence of undisclosed brokers’ fees.

Many of ChoicePoint’s representations and warranties are qualified by a “Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a Material Adverse Effect). “Material Adverse Effect” means any material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of ChoicePoint and our subsidiaries, taken as a whole, except that none of the following, in and of itself or themselves, will constitute a “Material Adverse Effect”:

•	changes in the economy or financial markets generally in the United States or other countries in which we conduct material operations;

•	changes that are the result of acts of war or terrorism;

•

changes that are the result of factors generally affecting the authentication, background screening, credentialing and insurance services, and related data and analytics industries, and the insurance business process software industry;

•	changes in laws or GAAP rules and policies of the Public Company Accounting Oversight Board;

•

any loss of, or adverse change in, the relationship of our or any of our subsidiaries with our or its customers, employees, privacy advocacy groups or suppliers caused by or directly relating to the pendency or the announcement of the transactions contemplated by the merger agreement;

•

any failure by us to meet any estimates of revenues or earnings for any period ending on or after February 20, 2008 and prior to the completion of the merger (except that this exclusion from the definition of “Material Adverse Effect” will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying the failure to meet any such estimates has resulted in, or contributed to, a Material Adverse Effect);

•	any action or omission required under the merger agreement; and

•	any action taken or omission at the express written request of Reed Elsevier;

except, with respect to the first four bullet points above, to the extent that such change, event, circumstance or development disproportionately adversely affects us and our subsidiaries compared to other companies of similar size operating in the authentication, background screening, credentialing and insurance services, and related data and analytics industries, and the insurance business process software industry. Those actions that Reed Elsevier undertakes in response to regulatory requirements to complete the merger will not be counted toward any calculation of Material Adverse Effect.

The merger agreement also contains various representations and warranties made by Reed Elsevier and Deuce Acquisition Inc. that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Reed Elsevier and Deuce Acquisition Inc.;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with or defaults under their governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the availability of funds to pay the merger consideration; and

•	the ownership and lack of prior operations of Deuce Acquisition Inc.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between February 20, 2008 and the effective time of the merger, we and our subsidiaries will:

•	conduct business in the ordinary and usual course; and

•

use reasonable best efforts to (1) preserve intact our and our subsidiaries’ business organizations, (2) maintain existing relations and goodwill with government entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and (3) keep available the services of our and our subsidiaries’ employees and agents.

We have also agreed that, between February 20, 2008, and the effective time of the merger, subject to certain exceptions or unless Reed Elsevier gives its prior written consent (not to be unreasonably withheld), we will not, and will cause each of our subsidiaries not to:

•	adopt or propose any change in our articles of incorporation or by-laws or other similar governing documents;

•

merge or consolidate ChoicePoint or any of our subsidiaries with any third party or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on our assets, operations or businesses;

•

acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $25 million in any transaction or series of related transactions (except in accordance with contracts in effect on February 20, 2008);

•

issue, sell, pledge, dispose of, grant, transfer or encumber (or authorize any of the foregoing or the license or guarantee of) any shares of our or our subsidiaries’ capital stock (other than among us and our subsidiaries) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except in connection with options or other equity awards outstanding on February 20, 2008;

•	create or incur any material lien on any of our or our subsidiaries’ assets having a value in excess of $5 million;

•	make any loans, advances, guarantees or capital contributions to or investments in any third party in excess of $25 million in the aggregate;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries’ capital stock (except for dividends paid by any or our direct or indirect wholly owned to us or our subsidiaries) or enter into any contract with respect to voting of our capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•

incur, or enter into, amend, modify or terminate any contract with respect to, any indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such indebtedness of another person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of us or our subsidiaries, except for (1) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $25 million in the aggregate or incurred in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (2) guarantees by us of indebtedness of our wholly owned subsidiaries in amounts consistent with the foregoing limitations or (3) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $20 million in notional amount in the aggregate;

•	make or authorize any capital expenditure in excess of $5 million in the aggregate during any 12 month period other than budgeted capital expenditures as of February 20, 2008;

•	make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board;

•

settle any litigation or other proceedings before a government entity (1) for an amount in excess of $1.25 million or any obligation or liability of the Company in excess of such amount, (2) on a basis that would result in the imposition of any governmental restriction on the future activity or conduct of us or our subsidiaries or result in a finding or admission of a violation of law or violation of the rights of any person by us or our subsidiaries or (3) that is brought by any current, former or purported holders of any capital stock or debt securities of us or our subsidiaries relating to the transactions contemplated by the merger agreement;

•

other than in the ordinary course of business consistent with past practice, enter into, amend, modify or terminate (1) any contract relating to a material partnership, joint venture or other similar arrangement, (2) any non-competition contract or other contract that (A) limits the manner and location in which ChoicePoint and its subsidiaries (or, following the consummation of the merger, Reed Elsevier and its subsidiaries) may engage in any business, (B) could require ChoicePoint or any of its subsidiaries (or, following the consummation of the merger, Reed Elsevier or any of its subsidiaries) to dispose of any material asset or line of business, (C) involves the payment or receipt by ChoicePoint or any of its subsidiaries of more than $1 million over the initial term of such contract or any 12 month period, whichever is longer, and grants “most favored nation” status that, following the consummation of the merger, would apply to Reed Elsevier and its subsidiaries, or (D) limits the rights of ChoicePoint or any of its subsidiaries to make, sell or distribute products or services or use, transfer, license, distribute or enforce any intellectual property rights, (3) any contract containing a standstill or other similar provision, (4) any contract between ChoicePoint or any of its subsidiaries, on the one hand, and any of ChoicePoint’s directors or officers or any person beneficially owning more than 5% of ChoicePoint’s outstanding shares, on the other hand, (5) any contract that contains a put, call or other similar right that would require ChoicePoint or any of its subsidiaries to purchase or sell the equity interest of any person or assets that have a fair market value or purchase price of more than $200,000, (6) any contract that is not terminable without liability within one year and involves payment or receipt by ChoicePoint or any of its subsidiaries of more than $20 million over the entire term of such contract, or (7) any intellectual property contract;

•

other than in the ordinary course of business consistent with past practice, cancel, modify or waive any debts or claims held by ChoicePoint or waive any rights having in each case a value in excess of $500,000 or in the aggregate a value in excess of $5 million;

•

make any material tax election or material change in any tax election, change or consent to change any method of accounting for tax purposes, file any material amended tax return or enter into any settlement or compromise of any material tax liability;

•

transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of certain specified operations, the capital stock of any of our subsidiaries or any other material assets, product lines, operation rights or businesses of us or our subsidiaries, except in the case of any transfer, sale, assignment, lease, mortgage, pledge, surrender, encumbrance, divestiture, cancellation, abandonment, lapsing, expiration or other disposition of any material assets, product lines, operation rights or businesses other than the specified operations, (1) in connection with services provided in the ordinary course of business and sales of obsolete assets, (2) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $10 million in the aggregate and (3) in accordance with contracts in effect on February 20, 2008;

•

except as required by our employee benefit plans as in effect on the date of our entry into the merger agreement or under applicable law, (1) grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ directors, officers or employees, (2) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of our or our subsidiaries’ directors, officers or employees; (3) establish, adopt, amend or terminate any employee benefit plans, employment agreements, or similar contracts, policies or arrangements covering our or our subsidiaries’ directors, officers or employees, or amend the terms of any outstanding equity-based awards; (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plans, employment agreements, or similar contracts, policies or arrangements covering our or our subsidiaries’ directors, officers or employees; (5) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (6) forgive any loans to any of our or our subsidiaries’ directors, officers or employees;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied; or

•	agree, authorize or commit to do any of the foregoing.

In addition, before making any written material broad-based communications pertaining to compensation or benefit matters that are affected by the merger, we will provide Reed Elsevier with a copy of the communication and reasonable time to review the communication and will cooperate in the delivery of a mutually agreed communication.

The merger agreement further provides that, Reed Elsevier and its subsidiaries will not knowingly take any action that is reasonably likely to prevent the completion of the merger.

Shareholders’ Meeting

The merger agreement requires us, as promptly as practicable, to take all necessary action to convene a meeting of our shareholders for the purpose of obtaining the vote of our shareholders necessary to satisfy the vote condition described in “—Conditions to the Merger.” Unless our board of directors changes its recommendation as described below under “—No Solicitation of Transactions,” our board of directors is required to recommend that our shareholders approve the merger agreement and we are required to take all lawful action to solicit shareholder proxies in favor of the approval of the merger agreement.

No Solicitation of Transactions

We have agreed that between February 20, 2008, and the effective time of the merger, we and our subsidiaries (and our and our subsidiaries’ officers, directors, employees, agents and representatives) will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

In addition, we have agreed to, and to cause our subsidiaries and direct our representatives to, immediately cease any existing solicitations, discussions or negotiations with any person conducted prior to February 20, 2008, with respect to any Acquisition Proposal.

An “Acquisition Proposal” is defined in the merger agreement to mean any proposal or offer (other than as contemplated in the merger agreement):

•	with respect to a merger, consolidation, business combination, recapitalization, reorganization, liquidation or similar transaction involving ChoicePoint or any of its significant subsidiaries; or

•	to acquire by tender offer, share exchange or in any manner, directly or indirectly, 20% or more of the total voting power or the consolidated total assets of ChoicePoint.

We have agreed that, if we or our representatives receive any inquiries, proposals or offers with respect to an Acquisition Proposal, we will promptly (and, in any event, within 24 hours) notify Reed Elsevier of the identity of the person making the Acquisition Proposal or indication or inquiry and the material terms and conditions of any proposals or offers. We have agreed to keep Reed Elsevier informed, on a current basis, of the status and terms of any such proposals or offers.

We may, however, prior to obtaining our shareholders’ approval of the merger agreement, provide information in response to a request for such information or engage in discussions or negotiations with a person who has made a bona fide written Acquisition Proposal not solicited by us in violation of our above-described obligations, so long as:

•	our board has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties;

•

our board has determined in good faith based on the information then available and (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and

•

if we are furnishing information pursuant to a request for such information, we must (i) enter into a confidentiality agreement with that person containing terms not more favorable to such other person than those contained in the confidentiality agreement between us and Reed Elsevier and (ii) simultaneously disclose (and provide copies of) that information to Reed Elsevier (if it has not already been disclosed).

In addition, prior to obtaining our shareholders’ approval required by the merger agreement, our board may approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal if it determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties and our board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

A “Superior Proposal” is defined as a written Acquisition Proposal that the board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel), prior to obtaining our shareholders’ approval of the merger agreement, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the merger (including any revisions proposed by Reed Elsevier to the terms of the merger agreement) and the time likely to be required to consummate such Acquisition Proposal, except for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal are deemed to be references to “50%.”

Neither of our board or any committee of the board may:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Reed Elsevier, its recommendation that the merger agreement be approved by our shareholders, or

•	except as described below under “—Termination,” cause or permit us to enter into any letter of intent, acquisition agreement or other similar contract relating to any Acquisition Proposal,

except that, prior to obtaining our shareholders’ approval of the merger agreement, our board may withhold, withdraw, qualify or modify its recommendation that our shareholders approve the merger agreement or approve, recommend or otherwise declare advisable any Superior Proposal and not solicited in violation of the restrictions described above, if our board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations (any of the foregoing a “Change of Recommendation”). However, no Change of Recommendation may be made until at least 48 hours following Reed Elsevier’s receipt of notice that it is the intention of our management to recommend to our board that it take such action and specifying the basis for such Change of Recommendation. In determining whether to make a Change of Recommendation in response to a Superior Proposal, our board will take into account any changes to the terms of the merger agreement proposed by Reed Elsevier and any other information provided by Reed Elsevier.

These provisions will not prevent our board of directors from making certain disclosures contemplated by the securities laws, except in certain limited circumstances described under “—Termination.”

Employee Benefits

The parties have agreed that from the date of completion of the merger until the first anniversary of the completion of the merger, Reed Elsevier will provide our employees with base salary or wages, annual cash incentive compensation opportunities and pension and welfare benefits that in the aggregate are no less than those that we currently provide.

The parties have also agreed that Reed Elsevier will (1) cause any employee benefit plans in which our employees become entitled to participate to take into account our employees’ prior service currently recognized by us for purposes of eligibility and vesting and for purposes of benefit accrual for purposes of vacation, paid-time off and severance pay plans and any similar welfare benefit plans except for purposes of qualifying for subsidized retiree welfare benefits or to the extent it would result in a duplication of benefits; and (2) cause, subject to certain exceptions, pre-existing condition limitations and eligibility waiting periods to be waived with respect to our employees and credit any deductibles or out-of-pocket expenses incurred by our employees during the calendar year in which the completion of the merger occurs.

Agreement to Take Further Action and to Use Reasonable Best Efforts

We and Reed Elsevier have agreed to cooperate with the other and use, and cause each of their respective subsidiaries to use, reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective, as soon as reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including preparing and filing, as soon as reasonably practicable, all documentation to effect notices, reports and other filings necessary, proper or advisable to be filed with, and obtaining, as soon as reasonably practicable, all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, any third party or any governmental entity. We and Reed Elsevier have agreed to make, as soon as reasonably practicable, any filings with or notifications to (1) the FTC and the Antitrust Division pursuant to the HSR Act and (2) any other governmental entity as may be required by any other antitrust law.

Reed Elsevier has agreed to use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to secure clearance of the merger and the other transactions contemplated by the merger agreement under applicable antitrust laws and to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order relating to any applicable antitrust law that would prevent, prohibit, restrict or delay the consummation of the merger and the other transactions contemplated by the merger agreement. We and Reed Elsevier are obligated to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that Reed Elsevier reasonably determines is necessary in order to satisfy any applicable antitrust law that would prevent the completion of the merger by the end date.

Notwithstanding the immediately preceding paragraphs, and subject to its obligations, if necessary, to take any actions required to obtain antitrust clearances by the end date, Reed Elsevier shall not be prohibited, restricted, limited or restrained from engaging in litigation, including litigation to prevent the imposition by any governmental entity of a “Material Burden.” Reed Elsevier has the sole and exclusive right to direct and control any such litigation, with counsel of its choice, and we will reasonably cooperate with Reed Elsevier. A “Material Burden” is defined to include any undertaking, condition, consent decree, hold separate order, divestiture, operational restriction or other action by any governmental entity that, if effected, would reasonably be expected to restrict, limit, restrain or impair (1) Reed Elsevier’s ability to own, operate, retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of ChoicePoint or any of its subsidiaries or other affiliates from and after the effective time of the merger or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Reed Elsevier or any of its subsidiaries or other affiliates (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (2) Reed Elsevier’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation. In no event will we or Reed Elsevier be obligated to agree on any Material Burden that is not conditional on the consummation of the merger and the other transactions contemplated in the merger.

We and Reed Elsevier have agreed to keep each other apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other communications received from any third party and/or governmental entity, subject to applicable laws and the requirements of any governmental entity. We and Reed Elsevier have also agreed to give each other a reasonable opportunity to review in advance, and will consider in good faith the views of the other party in connection with, any proposed written communication to a governmental entity. We and Reed Elsevier have agreed to not permit any of our or Reed Elsevier’s representatives, respectively, to participate in any substantive meeting or discussion with a governmental entity in connection with any filings, investigation, proceeding or other inquiry without consulting with the other party in advance and, to the extent permitted, giving the other party the opportunity to attend and participate.

Other Covenants and Agreements

The merger agreement contains additional agreements among ChoicePoint, Reed Elsevier and Deuce Acquisition Inc. relating to, among other things:

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on those documents;

•	giving Reed Elsevier and its advisors reasonable access to our employees, properties, books, contracts and records;

•	delisting our common stock from the New York Stock Exchange;

•	coordination of press releases and other public statements about the merger and the merger agreement;

•

indemnification and insurance of directors and officers, including maintaining, or providing a “tail” policy, to ChoicePoint’s directors’ and officers’ liability insurance with a claims period of six years following the effective time of the merger; and

•	actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	The merger agreement has been approved by ChoicePoint’s shareholders;

•

The waiting period(s) under the HSR Act and all other applicable antitrust laws shall have expired or been terminated and any other approvals required to consummate the merger that if not obtained would provide a reasonable basis to conclude that the parties or any of their affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions have been obtained; and

•

No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any temporary, preliminary or permanent law or order that restrains, enjoins or otherwise prohibits consummation of the merger.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

Reed Elsevier’s and Deuce Acquisition Inc.’s representations and warranties must be true and correct in all material respects as of February 20, 2008, and as of the closing date of the merger (except to the extent that they specifically speak as to a different date);

•	Reed Elsevier must have performed, in all material respects, its obligations under the merger agreement; and

•	Reed Elsevier must have delivered a certificate certifying to the effect that the conditions related to its representations and warranties and performance of its obligations have been satisfied.

The obligations of Reed Elsevier and Deuce Acquisition Inc. to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

Our representations with respect to our capital structure, our corporate authority and anti-takeover statutes or provisions in our organizational documents must be true and correct in all material respects as of February 20, 2008, and the closing date of the merger (except to the extent that they specifically speak as to a different date);

•

Our other representations and warranties must be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications) as of February 20, 2008, and the closing date of the merger (except to the extent that they specifically speak as to a different date), unless the failure of our representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

•	We must have performed, in all material respects, our obligations under the merger agreement;

•

We must have delivered a certificate certifying to the effect that the conditions related to our representations and warranties and performance of our obligations and covenants have been satisfied; and

•

Since February 20, 2008, and except as set forth in our disclosure schedules (provided that the relevance of any disclosure in our disclosure schedules is readily apparent), there shall not have occurred, or been discovered, any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect on us.

Termination

We and Reed Elsevier may terminate the merger agreement by mutual written consent at any time before the effective time of the merger (including after our shareholders have approved the merger agreement). In addition, with certain exceptions, either we or Reed Elsevier may terminate the merger agreement at any time before the effective time of the merger by action of our respective board of directors:

•

if the merger has not been consummated by the end date, which is December 31, 2008, unless either we or Reed Elsevier (1) determines that additional time is necessary in order to obtain, consistent with Reed Elsevier’s obligations to accept regulatory conditions, any necessary approval from, or to forestall or challenge any action to restrain, enjoin or prohibit the merger or to impose a Material Burden by, any government entity, and (2) in writing extends the end date to a date not later than February 28, 2009;

•	if the approval of the merger agreement by our shareholders is not obtained at the special meeting of our shareholders or at any adjournment or postponement of such meeting; or

•	if any governmental entity of competent jurisdiction has issued or entered a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting consummation of the merger.

In addition, we may terminate the merger agreement if:

•

prior to the approval of the merger agreement by our shareholders if (1) our board authorizes us to enter into an agreement with respect to a Superior Proposal and we notify Reed Elsevier in writing that we intend to enter into such an agreement, (2) Reed Elsevier does not make, within five business days of receipt of such notice, an offer that our board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the Superior Proposal and (3) concurrently with such termination, we pay the termination fee described below under “—Fees and Expenses.” We may not enter into an agreement with respect to a Superior

Proposal unless such agreement will not become effective earlier than the termination of the merger agreement in accordance with the terms of the merger agreement. We have also agreed to notify Reed Elsevier promptly if our intention to enter into an agreement with respect to such a Superior Proposal changes. During the five-day period referred to above, we must negotiate in good faith with Reed Elsevier with respect to any revisions to the terms of the merger proposed by Reed Elsevier; or

•

at any time before the effective date of the merger if Reed Elsevier or Deuce Acquisition Inc. has breached any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or, if curable, is not cured within the earlier of 30 days following written notice to Reed Elsevier or the end date.

Reed Elsevier may terminate the merger agreement at any time before the effective date of the merger if:

•

our board effects a Change of Recommendation or we fail to take a vote of shareholders on the merger within the timeframe permitted by the merger agreement (unless such failure is due to a final and non-appealable permanent injunction imposed by a governmental entity);

•

a tender or exchange offer for shares our common stock is publicly disclosed (other than by Reed Elsevier or one of its affiliates) and at any time after the commencement of such tender or exchange offer; our board makes a statement with respect to such offer and fails to recommend that our shareholders not tender any of their shares into such offer; or

•

we have breached any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or, if curable, is not cured within the earlier of 30 days following written notice to Reed Elsevier or the end date.

Fees and Expenses

In general, all expenses incurred by a party to the merger agreement will be paid by that party. If the merger agreement is terminated in certain circumstances described below, we may be required to pay Reed Elsevier a termination fee of $100 million plus reimbursement of all documented out-of-pocket expenses, up to a maximum amount of $15 million, incurred by Reed Elsevier or Deuce Acquisition Inc. in connection with the merger agreement. In addition, if we fail to pay any termination fee when due, we will be obligated to pay the costs and expenses (including legal fees) incurred in connection with any action to collect payment of the fee.

We will have to pay Reed Elsevier a termination fee and reimbursement of expenses as stated above if:

•

Reed Elsevier terminates the merger agreement as a result of a Change of Recommendation, our failure to take a vote of our shareholders on the merger agreement or a tender or exchange offer is disclosed and our board comments on such tender or exchange offer, but does not recommend against tendering shares of our common stock;

•	we terminate the merger agreement because our shareholders fail to approve the merger agreement and prior to the shareholders meeting an event described in the preceding bullet had occurred; or

•	we terminate the merger agreement in connection with the authorization by our board to enter into an agreement with respect to a Superior Proposal.

In addition, we will be required to reimburse Reed Elsevier’s and Deuce Acquisition Inc.’s transaction-related expenses (up to $15 million) if:

•

we terminate or Reed Elsevier terminates the merger agreement (1) either because our shareholders fail to approve the merger agreement at the shareholders meeting or because the merger has not been consummated by the end date and (2) after an Acquisition Proposal has been made to us or publicly made to our shareholders or any person has publicly announced (and not withdrawn at least 10 days prior to the shareholders meeting or end date, as applicable) an intention to make an Acquisition Proposal.

We will also be required to pay the termination fee if, within 12 months of a termination of the merger agreement described in the previous bullet:

•

we or any of our subsidiaries have entered into an agreement with respect to or consummated an Acquisition Proposal or have approved or recommended to our shareholders or otherwise not opposed, or there shall otherwise have been consummated in any single transaction or series of related transactions, an Acquisition Proposal (substituting “50%” for “20%” in the definition of “Acquisition Proposal”).

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by us, Reed Elsevier and Deuce Acquisition Inc. at any time prior to the completion of the merger. At any time prior to the completion of the merger, we, Reed Elsevier or Deuce Acquisition Inc. may waive the other party’s compliance with certain provisions of the merger agreement.

DISSENTERS’ RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenters’ rights under Georgia law and is qualified in its entirety by reference to the text of the relevant provisions of Georgia law, which are attached to this proxy statement as Annex C. Shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

Under Georgia law, you are entitled to dissent from the merger and seek to obtain payment of the “fair value” of your shares, if you comply with the applicable requirements of Article 13 of the Georgia Business Corporation Code. You must follow the steps outlined in the Georgia Business Corporation Code and summarized below in order to be entitled to payment of the “fair value” of your shares.

If you wish to assert your dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand payment for your shares if the merger is effectuated; and

•	not vote your shares in favor of approval of the merger.

Merely voting against the merger, however, will not satisfy your notice requirement if you intend to exercise your dissenters’ rights. Failure to vote against the merger will not constitute a waiver of your dissenters’ rights.

If the merger is approved, we will be required to deliver a written dissenters’ notice to all holders of common stock who satisfied the above requirements. We will be required to send this notice no later than ten days after the merger is approved by our shareholders. The notice must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	set a date by which we must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date our written dissenters’ notice is delivered; and

•	be accompanied by a copy of Article 13 of the Georgia Business Corporation Code on dissenters’ rights.

If you properly assert your dissenters’ rights and we send you a dissenters’ notice, you will have to demand payment and deposit your certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set forth in the dissenters’ notice, you will not be entitled to payment for your shares pursuant to Article 13 of the Georgia Business Corporation Code.

Within ten days of the later of the date the merger is effectuated or receipt of a payment demand, we, by notice to each dissenter who complied with the terms of the dissenters’ notice, must offer to pay to such dissenter the amount which we estimate to be the “fair value” of the dissenters’ shares, plus accrued interest. The offer of payment must be accompanied by:

•

our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of our estimate of the “fair value” of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenters’ right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

•	a copy of Article 13 of the Georgia Business Corporation Code on dissenters’ rights.

If you are a dissenting shareholder who accepts our offer by written notice to us within 30 days after our offer or who is deemed to have accepted such offer by failure to respond within those 30 days, payment for your shares will be made within 60 days after the making of the offer or effectuating the merger, whichever is later. If we do not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will have to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, we effectuate the merger, we would be required to send a new dissenters’ notice and repeat the payment demand procedure.

A dissenter may notify us in writing of such shareholder’s own estimate of the “fair value” of the shares and amount of interest due, and demand payment thereof, if:

•	the dissenter believes that the amount offered by us is less than the “fair value” of the shares or that the interest due is incorrectly calculated; or

•

we, having failed to effectuate the merger, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter would waive the right to demand payment and would be deemed to have accepted our offer unless the dissenter were to notify us of his, her or its demand in writing in the manner described above within 30 days after we offered payment for such shareholder’s shares.

If we do not offer payment within the specified time:

•

the dissenting shareholder may demand the information required to accompany the offer of payment listed above, and we would be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and

•

the shareholder, at any time, within a three-year period following completion of the merger, may notify us of such shareholder’s own estimate of the “fair value” of the shares and the amount of interest due and demand payment of his estimate of the “fair value” of such shareholder’s shares and interest due.

If a demand for payment remains unsettled, we will be required to commence a proceeding within 60 days after receiving the payment demand and petition a superior court in Georgia to determine the “fair value” of the shares and accrued interest. If we fail to commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded. The court may assess the costs of such proceedings, and the fees and expenses of attorneys, against us or against the dissenter, to the extent the court finds the dissenter acted arbitrarily, vexatiously or not in good faith. No action by a dissenter to enforce the dissenters’ rights may be brought more than three years after completion of the merger.

A copy of the relevant sections of the Georgia Business Corporation Code regarding dissenters’ rights is attached hereto as Annex C to this proxy statement.

Failure by any ChoicePoint shareholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of a shareholder’s dissenters’ rights.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “CPS.” The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the New York Stock Exchange. We do not anticipate paying cash dividends on our common stock in the foreseeable future. During the last two fiscal years, we have not paid cash dividends.

	Common Stock Price
Fiscal Period	High	Low
Fiscal 2006
First Quarter	$46.85	$40.98
Second Quarter	$45.98	$40.80
Third Quarter	$41.92	$30.50
Fourth Quarter	$40.05	$34.09
Fiscal 2007
First Quarter	$40.10	$36.95
Second Quarter	$44.29	$37.19
Third Quarter	$44.08	$35.49
Fourth Quarter	$41.40	$35.31
Fiscal 2008
First Quarter (through March 14, 2008)	$49.24	$31.15

The closing sale price of our common stock on the New York Stock Exchange on February 20, 2008, the last trading day prior to the announcement of the merger, was $33.66.

On March 14, 2008, the last trading day prior to the date of this proxy statement, the closing price for our common stock on the New York Stock Exchange was $48.24 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder proposal, including nominations for candidates for election as directors, intended for inclusion in the proxy statement for ChoicePoint’s 2008 Annual Meeting of Shareholders must have been received by ChoicePoint at its principal executive offices on or before November 22, 2007. In accordance with ChoicePoint’s bylaws, any shareholder proposal submitted for consideration at ChoicePoint’s 2008 Annual Meeting of Shareholders and any shareholder director nomination (even if not submitted for inclusion in the proxy statement) must have been received by ChoicePoint at its principal executive offices on or before November 22, 2007, and must have complied with the written notice requirements specified in the Bylaws or such proposal or nomination will be considered out of order and will not be acted upon at ChoicePoint’s 2008 Annual Meeting of Shareholders. If the shareholders approve the merger and the transaction is consummated, we do not expect to hold a 2008 annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects information, as of March 14, 2008, with respect to the beneficial ownership of ChoicePoint common stock by (1) persons known to ChoicePoint to be the beneficial owners of more than five percent of the ChoicePoint common stock in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) each of the named executive officers of ChoicePoint; (3) each director of ChoicePoint; and (4) all of the directors and executive officers of ChoicePoint as a group. Share ownership information represents those shares as to which the individual holds sole voting and investment power, except as otherwise indicated. The number of outstanding shares of ChoicePoint common stock as of such date was 68,363,210.

Name and Address	Number of Shares(1)		Percent of Class (%)
Baron Capital Group, Inc. BAMCO, Inc. Baron Capital Management, Inc. Ronald Baron 767 Fifth Avenue New York, NY 10153	6,552,616	(2)	9.6%

Oppenheimer Capital LLC 1345 Avenue of the Americas, 49th Floor New York, NY 10105	4,601,050	(3)	6.7%

Gabelli Funds, LLC GAMCO Asset Management, Inc. MJG Associates, Inc. Gabelli & Company, Inc. Gabelli Securities, Inc. GGCP, Inc. GAMCO Investors, Inc. Gabelli Foundation, Inc. Mario J. Gabelli One Corporate Center Rye, NY 10580-1435	4,202,500	(4)	6.1%

Blue Harbour Group, LP Blue Harbour Strategic Value Partners Master Fund, LP Blue Harbour Institutional Partners Master Fund, L.P. Blue Harbour GP, LLC Blue Harbour Holdings, LLC Clifton S. Robbins 646 Steamboat Road Greenwich, CT 06830	3,949,705	(5)	5.8%

E. Renae Conley	3,000		*

Douglas C. Curling	1,071,594	(6)	1.5%

John J. Hamre	12,250		*

Kenneth G. Langone	1,470,011	(7)	2.1%

David T. Lee	535,921		*

John B. McCoy	7,000	(8)	*

Terrence Murray	11,666		*

Ray M. Robinson	2,000		*

Derek V. Smith	3,103,211	(9)	4.4%

Charles I. Story	39,244		*

Steven W. Surbaugh	352,931	(10)	*

Name and Address	Number of Shares(1)	Percent of Class (%)

M. Anne Szostak	3,000	*

David E. Trine	147,901	*

All current directors and executive officers as a group (17 people)	6,972,824	9.7%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of ChoicePoint common stock.
(1)	Includes shares issuable pursuant to stock options exercisable on March 14, 2008, or within 60 days thereafter, as follows: Mr. Curling—862,470 shares; Dr. Hamre—11,666 shares; Mr. Langone—24,332 shares; Mr. Lee—297,705 shares; Mr. Murray—11,666 shares; Mr. Smith—2,047,564 shares; Mr. Story—36,332 shares; Mr. Surbaugh—130,000 shares and Mr. Surbaugh’s spouse—100,000 shares; Mr. Trine—85,995 shares and other executive officers—111,995 shares.
(2)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2008, by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., and Ronald Baron. According to the Schedule 13G/A, Baron Capital Group, Inc. has sole voting power and sole dispositive power covering 55,000 shares and shared voting power for 6,497,616 shares and shared dispositive power covering 6,497,616 shares. BAMCO, Inc. has shared voting power covering 5,814,300 shares and shared dispositive power covering 6,131,400 shares. Baron Capital Management, Inc. has sole voting and sole dispositive power covering 55,000 shares, shared voting power covering 352,216 shares and shared dispositive power covering 366,216 shares. Ronald Baron has sole voting power and sole dispositive power covering 55,000 shares, shared voting power covering 6,166,516 shares and shared dispositive power covering 6,497,616 shares.
(3)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2008, by Oppenheimer Capital LLC (“Oppenheimer”). According to the Schedule 13G/A, Oppenheimer has sole voting power covering 1,475,475 shares and sole dispositive power covering 4,601,050 shares.
(4)	This information is based on a Schedule 13D filed with the SEC on March 14, 2008, by Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., Gabelli & Company, Inc., Gabelli Securities, Inc., GGCP, Inc., GAMCO Investors, Inc., Gabelli Foundation, Inc. and Mario J. Gabelli. According to the Schedule 13D, Gabelli Funds, LLC, has sole voting power and sole dispositive power covering 1,151,000 shares, GAMCO Asset Management, Inc. has sole voting power covering 2,704,200 shares and sole dispositive power covering 2,814,000 shares, MJG Associates, Inc. has sole voting power and sole dispositive power covering 14,000 shares, Gabelli & Company, Inc. has sole voting power and sole dispositive power covering 2,000 shares, Gabelli Securities, Inc. has sole voting power and sole dispositive power covering 148,000 shares, GGCP, Inc. has sole voting power and sole dispositive power covering 5,000 shares, GAMCO Investors, Inc. has sole voting power and sole dispositive power covering 22,500 shares, Gabelli Foundation, Inc. has sole voting power and sole dispositive power covering 15,000 shares, and Mario J. Gabelli has sole voting power and sole dispositive power covering 31,000 shares.
(5)	This information is based on a Schedule 13D filed with the SEC on December 19, 2007, by Blue Harbour Group, LP, Blue Harbour Strategic Value Partners Master Fund, LP, Blue Harbour Institutional Partners Master Fund, L.P., Blue Harbour GP, LLC, Blue Harbour Holdings, LLC and Clifton S. Robbins. According to the Schedule 13D, Blue Harbour Group, LP has shared voting power and shared dispositive power covering 3,949,705 shares, Blue Harbour Strategic Value Partners Master Fund, LP has shared voting power and shared dispositive power covering 3,187,105 shares, Blue Harbour Institutional Partners Master Fund, L.P. has shared voting power and shared dispositive power covering 762,600 shares, Blue Harbour GP, LLC has shared voting power and shared dispositive power covering 3,949,705 shares, Blue Harbour Holdings, LLC has shared voting power and shared dispositive power covering 3,949,705 shares and Clifton S. Robbins has shared voting power and shared dispositive power covering 3,949,705 shares.
(6)	Includes 23,270 shares held in a trust and 9,133 shares held in custodial accounts for his children. Excludes 50,000 shares of restricted stock granted under the 1997 Omnibus Stock Incentive Plan, the receipt of which the officer has elected to defer under the ChoicePoint Inc. Deferred Compensation Plan No. 2, 25,000 deferred shares issued under the 1997 Omnibus Stock Incentive Plan, 100,000 deferred shares issued under the 2003 Omnibus Incentive Plan and a contribution, equivalent to 39,000 shares, to his account under the ChoicePoint Inc. Deferred Compensation Plan.
(7)	Includes 971,553 shares owned by Invemed Securities, Inc. and 209 shares owned by his wife. Mr. Langone is Chairman of Invemed Securities, Inc. Includes 460 shares owned directly by Mr. Langone that are held in a margin account.
(8)	Includes 4,000 shares held in a family trust.
(9)	Includes 20,400 shares owned by his wife, 37,917 shares held in trusts for his children, 700 shares held by his daughter, 700 shares held by his son and 207,469 shares held in a family trust. Excludes 100,000 shares of restricted stock granted under the 1997 Omnibus Stock Incentive Plan, the receipt of which the officer has elected to defer under the ChoicePoint Deferred Compensation Plan No. 2, 100,000 deferred shares issued under the 1997 Omnibus Stock Incentive Plan, 150,000 deferred shares issued under the 2003 Omnibus Incentive Plan and a contribution, equivalent to 78,000 shares, to his account under the ChoicePoint Inc. Deferred Compensation Plan.
(10)	Includes 13,333 shares owned by his wife and 6,000 shares held in trusts for his daughters.

Holdings of common share equivalents and share equivalent units denominated in the Company’s common stock held by each director not reflected in the table set forth above are as follows: Ms. Conley—1,953.55 common share equivalents and 7,053 share equivalent units; Dr. Hamre—7,793.66 common share equivalents and 12,188 share equivalent units; Mr. Langone—12,188 share equivalent units; Mr. McCoy—6,411.98 common share equivalents and 13,238 share equivalent units; Mr. Murray—12,188 share equivalent units; Mr. Robinson—3,775.31 common share equivalents and 10,255 share equivalent units; Mr. Story—2,991.71 common share equivalents and 12,188 share equivalent units; and Ms. Szostak—7,801 share equivalent units.

WHERE YOU CAN FIND MORE INFORMATION

We file or furnish annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file or furnish with the SEC by going to the Investor Center page of our corporate website at www.choicepoint.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

•

Current Reports on Form 8-K dated January 15, 2008, January 22, 2008, January 24, 2008, January 30, 2008, February 6, 2008 and February 22, 2008, except for the portions of those documents not deemed to be filed.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations, ChoicePoint Inc., 1000 Alderman Drive, Alpharetta, Georgia 30005, (770) 752-6000, on the Investor Relations section of our corporate website at www.choicepoint.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 17, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CHOICEPOINT INC.,

REED ELSEVIER GROUP PLC

and

DEUCE ACQUISITION INC.

Dated as of February 20, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 20, 2008, by and among ChoicePoint Inc., a Georgia corporation (the “Company”), Reed Elsevier Group plc, a public limited company incorporated in England and Wales (“Parent”), and Deuce Acquisition Inc., a Georgia corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the boards of directors of Parent, Reed Elsevier PLC and Reed Elsevier NV have approved, and the boards of directors of Merger Sub and the Company have adopted, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in Section 14-2-1106 of the Georgia Business Corporation Code (the “GBCC”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 A.M. (Eastern Time) on the fourth business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York or London, England.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be completed, executed, acknowledged and filed with the Secretary of State of the State of Georgia as provided in Section 14-2-1105(b) and Section 14-2-1105.1 of the GBCC. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Georgia or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Corporation

2.1. The Articles of Incorporation. The articles of incorporation set forth in Annex B shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)).

2.2. The By-Laws. The by-laws set forth in Annex C shall be the by-laws of the Surviving Corporation (the “By-Laws”), until duly amended as provided therein or by applicable Laws.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the common stock, par value $0.10 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties (which, for purposes of clarity, shall include any such Shares held in the Executive Benefit Trust and the Employee Stock Benefit Trust, which Shares shall be converted into the right to receive the Per Share Merger Consideration (as defined below)), and (ii) Shares that are owned by shareholders who are entitled to dissent from the Merger and demand payment for such Shares and who properly exercise and do not waive, withdraw or otherwise lose such right pursuant to Article 13 of the GBCC (“Dissenting Shareholders”, and each of the Shares in (i) and (ii), an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $50.00 per Share in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.10 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. Any interest and other income resulting from any such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five business days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for 180 calendar days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Dissenters’ Rights. No Person who has exercised dissenters’ rights pursuant to Article 13 of the GBCC shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively waived, withdrawn or lost such Person’s right to dissent under the GBCC. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Article 13 of the GBCC with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for payment, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for payment under the GBCC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)(i)), to the extent unvested shall vest in full upon the Effective Time (in accordance with the terms of the Stock Plans as amended immediately prior to the date hereof in accordance with Section 6.10(c)), and each Company Option shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time, but in any event within five business days thereafter, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Company Restricted Shares. Each Share granted subject to vesting or other lapse restrictions pursuant to any of the Company’s Stock Plans (each, a “Company Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time (in accordance with the terms of the Stock Plans as amended immediately prior to the date hereof in accordance with Section 6.10(c)) and, at the Effective Time, the holder thereof shall be entitled to receive the Per Share Merger Consideration with respect to each such Company Restricted Share in accordance with Section 4.1, less applicable Taxes required to be withheld with respect to such payment.

(c) Company Units. At the Effective Time, each outstanding Share Equivalent Unit (each a “Company Unit”) under the Stock Plans, to the extent then unvested, shall vest in full upon the Effective Time (in accordance with the terms of the Stock Plans as amended immediately prior to the date hereof in accordance with Section 6.10(c)), and each Company Unit shall be converted into an obligation to pay the holder thereof an amount in cash equal to the product of (x) the total number of Shares subject to such Company Unit immediately prior to the Effective Time times (y) the Per Share Merger Consideration. Such obligation shall be payable in accordance with and at the time set forth under the terms of the agreement, plan or arrangement relating to such Company Unit (or, if earlier, on the death of the holder thereof) and, prior to the time of payment, such unpaid amounts shall be credited with interest at the applicable federal rate at the Closing provided for in Section 1274(d) of the Code compounded semiannually, and such payments when paid will be subject to withholding of applicable Taxes required to be withheld.

(d) Company Deferred Shares. At the Effective Time, each outstanding deferred Share (each, a “Deferred Share”) under the Stock Plans shall vest in full upon the Effective Time and be converted into an obligation to pay an amount in cash equal to the product of (x) the total number of Shares subject to such Deferred Share immediately prior to the Effective Time times (y) the Per Share Merger Consideration. Such obligation shall be payable in full (without exercise of discretionary proration) on the later of (i) the Effective Time and (ii) the first business day following January 1, 2009 (or, if earlier, on the death of the holder thereof) and, prior to the time of payment, such unpaid amounts shall be credited with interest at the applicable federal rate at the Closing provided for in Section 1274(d) of the Code compounded semiannually, and such payments when paid will be subject to withholding of applicable Taxes required to be withheld.

(e) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Company Benefit Plans, other than Company Options, Company Units, Company Restricted Shares and Deferred Shares (collectively, the “Company Awards”), shall be converted into an obligation to pay, at the time specified in the applicable plan, agreement or arrangement, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price). Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Awards (or, if earlier, on the death of the holder thereof) and, prior to the time of distribution, such amounts shall be permitted to be deemed invested in an investment option under the applicable plan, and when paid will be subject to withholding of applicable Taxes required to be withheld.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions or take action by written consent in lieu of a meeting, and use reasonable best efforts to effectuate the provisions of Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d) and Section 4.3(e). The Company shall use reasonable best efforts to ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company Restricted Shares, Company Units, Deferred Shares or Company Awards or otherwise.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed with or furnished to the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward looking statements) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and by-laws or similar governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of the Company’s Subsidiaries and each jurisdiction where the Company and its Subsidiaries are organized.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect with respect to the Company:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations or changes that are the result of acts of war or terrorism;

(B) changes that are the result of factors generally affecting the authentication, background screening, credentialing and insurance services, and related data and analytics industries, and the insurance business process software industry;

(C) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, privacy advocacy groups or suppliers caused by or directly relating to the pendency or the announcement of the transactions contemplated by this Agreement;

(D) changes in Laws or United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board;

(E) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; and

(F) any action or omission required pursuant to the terms of this Agreement or pursuant to the express written request of Parent;

provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the authentication, background screening, credentialing and insurance services, and related data and analytics industries, and the insurance business process software industry. For purposes of clarity, any Remedial Actions undertaken by Parent or the Company pursuant to Parent’s obligations in Section 6.5 shall not be counted towards any calculation of Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 400,000,000 Shares, of which 67,859,898 Shares were outstanding as of the close of business on February 18, 2008, and 10,000,000 shares of preferred stock, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 11,863,437 Shares reserved for issuance under the Company’s 1997 Omnibus Incentive Plan, 2003 Omnibus Incentive Plan, as amended, and 2006 Omnibus Incentive Plan, as amended, DBT Online Inc. Stock Option Plan and the Deferred Compensation Plan and Deferred Compensation Plan No. 2 (collectively, the “Stock Plans”) and Shares subject to issuance under the Stock Plans, the Company has no Shares reserved for or subject to issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of February 14, 2008 of options, phantom stock, restricted stock, deferred shares, share equivalent units and Stock-based performance units under the Stock Plans, including the holder to whom the applicable security was issued, date of grant, type of award, term, number of Shares and, where applicable, exercise price per Share. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant as reported on the NYSE (as defined in Section 5.1(e)(ii)) and (C) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns (as defined in Section 5.1(n)) and the Company Reports, respectively.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and resolved to recommend the approval of this Agreement to the holders of Shares (the “Company Recommendation”), (B) received the opinions of its financial advisor, Goldman Sachs & Co., dated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares and (C) directed that this Agreement be submitted to the holders of Shares for their approval. The board of directors of the Company has taken all action so that neither Parent nor Merger Sub will be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Article 11 of the GBCC) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3, under the Exchange Act and the HSR Act, and the approvals of the Governmental Entities listed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Federal, state or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or similar governing documents of any of its Subsidiaries, in each case as in effect, (B) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 calendar days’ or less notice (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since December 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). Except as permitted by the Exchange Act, including Section 13(k)(2) and Section 13(k)(3) thereof or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of its Affiliates. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any policy of the Company contemplating such reporting, including in instances not required by those rules.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Since December 31, 2006 through the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in accordance with the ordinary course of such businesses consistent with past practices and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2006) of which the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iii) any material change in any method of financial accounting or accounting practice by the Company or any of its Subsidiaries;

(iv) (A) any increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice or, in the case of employees who are not officers, off-cycle salary increases that are consistent with general salary increases of the Company) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(v) any agreement to do any of the foregoing

As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of the Company,” “of which the Company has knowledge,” or “the Company has no knowledge” or words of similar import shall mean the actual knowledge of the Persons listed in Section 5.1(f) of the Company Disclosure Letter.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, oppositions, litigations, objections, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, (including those relating to matters involving any Environmental Law (as defined in Section 5.1(m))), except (a) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (b) for obligations or liabilities incurred in the ordinary course of business since December 31, 2006, or (c) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any material Actions involving the privacy of consumers. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock based, incentive and bonus plans (collectively, the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Letter, and each Company Benefit Plan which has received a favorable opinion letter from the IRS National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter, including any trust instruments, insurance contracts, the most recent actuarial report and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been made available or provided to Parent.

(ii) All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the

Internal Revenue Service (the “IRS”) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the knowledge of the Company, no circumstances exist that could reasonably be expected to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and, to the knowledge of the Company, no circumstances exist that could reasonably be expected to result in the loss of such exempt status under Section 501(c)(9) of the Code.

(iii) Neither the Company, any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “Company ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Company Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under each Company Benefit Plan, as of the date of this Agreement, have been timely made or, if not required to be made or paid on or before the date hereof, to the extent required by generally accepted accounting principles, any unpaid obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement.

(iv) As of the date of this Agreement, there is no material pending or, to the knowledge of the Company threatened, claims (other than routine claims for benefits) or litigation relating to the Company Benefit Plans, and to the knowledge of the Company, there is no basis for any such claims or litigation. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, or (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans. The data provided to Ernst & Young for purposes of the Section 280G calculations for Derek Smith and Douglas Curling is true and correct in all material respects.

(vi) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. Section 5.1(h)(vi) of the Company Disclosure Letter separately lists any Company Benefit Plans that provide for a Section 4999 gross-up or cut back.

(vii) All Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder. No Company Benefit Plan provides for a Section 409A gross-up or indemnity.

(viii) All Company Non-U.S. Benefit Plans comply in all material respects with applicable Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened material claims (other than routine claims for benefits) or litigation relating to Company Non-U.S. Benefit Plans, and to the knowledge of the Company, there are no circumstances that exist that could reasonably be expected to be a basis for any such claims or litigation. All Company Non-U.S. Benefit Plans are listed in Section 5.1(h)(viii) of the Company Disclosure Letter.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), including all Laws applicable to the use, storage, commercialization, protection and distribution of the data contained in the information databases of the Company and its Subsidiaries (the “Company Databases”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have been and are substantially in compliance with the terms of the Stipulated Final Judgment and Order for Civil Penalties, Permanent Injunction, and Other Equitable Relief consented to by the Company, the United States Federal Trade Commission (the “FTC”) and the United States of America on February 15, 2006. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no material change is required in the Company’s or any its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except where the failure to so obtain or to be in such compliance is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Each customer of the Company or any of its Subsidiaries that subscribes for or licenses data contained in the Company Databases (i) states on the face of such customer’s Contract with the Company or any of its Subsidiaries either such customer’s appropriate use for such data or that such customer’s use for such data will be lawful, and (ii) to the knowledge of the Company, limits its use to those stated purposes and takes appropriate measures to protect against the misuse of such data.

(j) Material Contracts and Government Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 10% voting or economic interest;

(B) any non-competition Contract or any other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective

Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries), (III) is a Contract that involves payment or receipt by the Company and its Subsidiaries of more than $1 million over the initial term of such Contract or over a 12 month period, whichever is longer, and grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries, or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(C) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(D) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(E) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000; and

(F) any Contract that is not terminable without liability within one year of the date hereof and involves payment or receipt by the Company and its Subsidiaries of more than $20 million over the entire term of such Contract.

Each Contract described in clauses (A) – (F) above and each Contract that is filed or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K is referred to herein as a “Material Contract”.

(ii) A complete copy of each Material Contract has previously been made available to Parent and each such Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect. There is no material default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its Subsidiaries. There are no Material Contracts pursuant to which consents or waivers are required prior to entering into this Agreement or consummation of the transactions contemplated by this Agreement.

(iii) (A) With respect to each Government Contract (as hereinafter defined), except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications; (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(B) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the

Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

(k) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has valid title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries providing for annual rent of $1 million or more (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications or accelerations that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property and Leased Real Property.

(iv) For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries; (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (e) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and (f) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

(l) Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Company, the Shares, the Merger or any of the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently or formerly owned or operated by the

Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

As used herein, the term “Environmental Law” means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (A) the protection of health and safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or defined pursuant to any Environmental Law or (B) any petroleum product or by product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

(n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. The Company and each of its Subsidiaries have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2006, 2005 and 2004. The Company and each of its Subsidiaries will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing. There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, except for Taxes not yet due and payable or the amount or validity of which is being contested in good faith. No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries, in each case that would be expected to have any continuing applicability after the Closing. Neither the Company nor any of its Subsidiaries has participated in any listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice (nor, to the knowledge of the Company, is there a basis for any such claim) or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past three years, any labor strike, dispute, walk-out, work stoppage, labor picketing, lockout or material slowdown involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has received written notice with respect to any Employees of any charges before any Governmental Entity responsible for the prevention of unlawful employment practices and the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment practices, occupational health and safety, labor relations, terms and conditions of employment and similar Laws with respect to any Employees.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete list of (A) all registered Intellectual Property, material unregistered Trademarks and material computer software owned by the Company and its Subsidiaries, indicating for each registered item the registration or application number, the record owner and the applicable filing jurisdiction, and (B) all material Contracts concerning Intellectual Property to which the Company or any of its Subsidiaries is a party, or is bound (each an “IP Contract”), other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for the Company or its Subsidiaries.

(ii) The Company and its Subsidiaries own or have the right to use all Intellectual Property that is material to their business as currently conducted (the “Company IP”) free and clear of all Liens, and all such rights will survive unchanged after the consummation of the transactions contemplated in this Agreement. To the knowledge of the Company, all of the Company IP owned by the Company and its Subsidiaries is valid and enforceable.

(iii) To the knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(iv) There are no Actions or Judgments pending or, to the knowledge of the Company, threatened, that seek to cancel, limit or challenge the ownership, validity, registerability, enforceability, or use of or right to use any Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(v) The Company and its Subsidiaries take reasonable measures to maintain, preserve, police and protect the Intellectual Property material to the respective businesses of the Company and its Subsidiaries (including without limitation executing assignment of invention/work for hire and confidentiality agreements with appropriate current and former employees, consultants and agents).

(vi) A complete copy of each IP Contract has previously been made available to Parent. Each IP Contract is valid, binding and enforceable against the other party, and is in full force and effect. The transactions contemplated by this Agreement will not place the Company or any of its Subsidiaries in breach or default of any IP Contract, trigger any termination, cancellation, modification or acceleration or cause any additional fees to be due thereunder, or create any license under or Lien on Intellectual Property owned by the Parent or its Subsidiaries.

(vii) The Company’s and its Subsidiaries’ computers, software, firmware, middleware, servers, networks and all other information technology equipment operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses as currently conducted and have not materially malfunctioned or failed within the past three years. To the knowledge of the Company, all software owned by the Company and its Subsidiaries does not contain nor is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires either of the Company or any of its Subsidiaries to do any of the following: (A) disclose or distribute the software owned by the Company or its Subsidiaries in source code form; (B) authorize a licensee of the software owned by either Company or any of its Subsidiaries to make derivative works of such software owned by the same; or (C) distribute the software owned by either Company or any of its Subsidiaries at no cost to the recipient. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(viii) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all foreign and domestic intellectual property including without limitation all (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin (collectively, “Trademarks”) and all goodwill associated therewith and symbolized thereby; (B) patents and inventions and discoveries, whether patentable or not; (C) confidential and proprietary information, trade secrets and know-how, (including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (D) copyrights and works of authorship in any media (including without limitation computer software programs, source code, databases and other complications of information); (E) all disclosures, applications and registrations for any of the foregoing; (F) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any of the foregoing; and (G) all other intellectual property or proprietary rights.

(q) Insurance. Section 5.1(q) of the Company Disclosure Letter lists all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”). The Insurance Policies provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets. Each Insurance Policy or renewal thereof is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs & Co. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all Contracts pursuant to which Goldman Sachs & Co. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3, under the Exchange Act and the HSR Act and the approvals of the Governmental Entities listed in Section 5.2(c)(i) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws (or other similar governing documents) of Parent or Merger Sub or the similar governing documents of any of its Subsidiaries, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 5.2(c)(i), any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

(e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as required by applicable Law or expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except as (A) required by applicable Law, (B) otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, or (C) Parent may approve in writing (such approval not to be unreasonably withheld), the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or by-laws or other similar governing documents;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $25 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) except for the issuance of Shares upon the exercise of Company Options or upon the vesting or settlement of Company Units, Deferred Shares or Company Awards, in all cases outstanding on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $5 million;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25 million in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any Contract with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur, or enter into, amend, modify or terminate any Contract with respect to, any indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $25 million in the aggregate, (ii) indebtedness for borrowed money incurred in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (iv) interest rate swaps that the Company or any of its Subsidiaries enters into on customary commercial terms consistent with past practice and not to exceed $20 million in notional amount in the aggregate;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $5 million in the aggregate during any 12 month period;

(xi) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract (under clause (A), (B), (C), (D), (E) or (F) of the definition of such term) or an IP Contract had it been entered into prior to this Agreement;

(xii) make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board;

(xiii) settle any litigation or other proceedings before a Governmental Entity (A) for an amount in excess of $1.25 million or any obligation or liability of the Company in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Entity that would restrict the future activity or conduct of the Company or any of its Subsidiaries or (II) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

(xiv) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract (under clause (A), (B), (C), (D), (E) or (F) of the definition of such term) or IP Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000 or in the aggregate a value in excess of $5 million;

(xv) make any material Tax election or material change in any Tax election, change or consent to change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, file any material amended Tax Return or enter into any settlement or compromise of any material Tax liability of the Company or any of its Subsidiaries;

(xvi) transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (A) the i2 government software assets or business, (B) the marketing services business, (C) capital stock of any of its Subsidiaries or (D) any other material assets, product lines, operation rights or businesses of the Company or its Subsidiaries, except in the case of subclause (D), (x) in connection with services provided in the ordinary course of business and sales of obsolete assets, (y) except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $10 million in the aggregate and (z) other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii) except as required pursuant to Company Benefit Plans set forth in Sections 5.1(h)(i) and 5.1(h)(viii) of the Company Disclosure Letter as in effect on the date of this Agreement, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any of its Subsidiaries, directors, officers or employees, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries’ directors, officers or employees, (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the Company Benefit Plans, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees;

(xviii) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written material broad-based communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any officer or director of it or any of its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries’ employees, financial advisors, attorneys, accountants and other advisors or representatives (such directors, officers, employees, financial advisors attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the total voting power of the Company’s outstanding equity securities if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement (as defined in Section 9.7); and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described above; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the

Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization, liquidation or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire by tender offer, share exchange or in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal (with the percentages set forth in such definition changed from 20% to 50%) that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel), prior to the time that the Company Requisite Vote is obtained, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction that may be proposed by Parent) and the time likely to be required to consummate such Acquisition Proposal.

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal not solicited in breach of this Section 6.2 and made after the date of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal, the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company

Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.5(b).

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(e) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

6.3. Proxy Filing; Information Supplied. (a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Merger Sub agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement shall, at the time the Proxy Statement is mailed to the shareholders of the Company at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the staff of the SEC advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

6.4. Shareholders Meeting. The Company shall take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement and shall not adjourn or postpone such meeting except to the extent required by Law. Subject to Section 6.2(c) hereof, the board of directors of the Company shall recommend such approval and shall take all lawful action to solicit such approval of this Agreement and the Company Requisite Vote. Notwithstanding the foregoing, if on a date for which the Shareholders Meeting is scheduled (the “Original Date”), which Original Date shall be on or prior to the 45th calendar day after the mailing of the definitive Proxy Statement, the Company has not received proxies representing a sufficient number of Shares to approve the Merger, whether or not a quorum is present, the Company shall have the right to postpone or adjourn, or make one or more successive postponements or adjournments of, the Shareholders Meeting as long as the date of the Shareholders Meeting is not postponed or adjourned more than 15 calendar days in connection with any one postponement or adjournment or more than an aggregate of 30 calendar days from the Original Date in reliance on this subsection.

6.5. Cooperation; Information. (a) Subject to the terms and conditions set forth in this Agreement, the Company and Parent each shall cooperate with the other and use, and shall cause each of its Subsidiaries to use, reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective, as soon as reasonably practicable, this Merger and the other transactions contemplated by this Agreement, including preparing and filing, as soon as reasonably practicable, all documentation to effect notices, reports and other filings necessary, proper or advisable to be filed with, and obtaining, as soon as reasonably practicable, all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, any third party or any Governmental Entity.

(b) Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by it or any of its Subsidiaries from any third party or any Governmental Entity with respect to the Merger or any of the transactions contemplated by this Agreement. The Company and Parent each shall have the right to review reasonably in advance and, to the extent reasonably practicable, the Company and Parent each shall consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, or any of its Subsidiaries, that is to appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as practicable. The Company will cooperate with Parent and provide such assistance as Parent may reasonably request to promote the transactions contemplated by this Agreement and facilitate the Closing hereunder.

(c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary, proper or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company, as the case may be, or any of its Subsidiaries, to any third party or any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement.

(d) The Company agrees to cooperate with, and take such reasonable actions (which shall occur substantially simultaneously with, or be conditioned on the occurrence of, the Closing) as are deemed necessary or prudent by Parent to effect the transfer of certain cleared or classified Contracts to an appropriate affiliate of Parent in a lawful manner at the Effective Time.

6.6. Government Filings and Other Matters. Subject to the terms and conditions set forth in this Agreement:

(a) Each of the Company and Parent shall, as soon as reasonably practicable, and in respect of the Merger and the other transactions contemplated by this Agreement, make any filings with or notifications to (i) the FTC and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act and (ii) any other Governmental Entity as may be required by any other Antitrust Law. For purposes of this Agreement, the term

“Antitrust Law” shall mean Section 1 of the Sherman Antitrust Act, Sections 7 and 7A of the Clayton Antitrust Act, and corresponding Laws of any state or foreign jurisdiction.

(b) In the event that the FTC or the DOJ issues a Request for Additional Information and Documentary Material (a “Second Request”) under the HSR Act in relation to the Merger and other transactions contemplated by this Agreement, each of the Company and Parent shall take such measures as may be reasonably necessary to limit the scope of such Second Request, certify substantial compliance with such Second Request and otherwise respond to and seek to resolve any requests for information, documents, data or testimony made by the FTC or the DOJ under the HSR Act.

(c) Each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable:

(i) to secure clearance under all applicable Antitrust Laws (including the expiration or termination of any applicable waiting period thereunder) of the Merger and the other transactions contemplated by this Agreement by the Termination Date; and

(ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order relating to any applicable Antitrust Law that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement;

in each case of (i) and (ii) including by agreeing to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that Parent reasonably determines is necessary in order to satisfy any applicable Antitrust Law that would prevent the consummation of the Merger and the other transactions contemplated by this Agreement by the Termination Date (a “Remedial Action”).

(d) Subject to Parent’s obligation, if necessary, to take any Remedial Action prior to the Termination Date in satisfaction of its obligations under Section 6.6(c) with respect to the enforcement of any Antitrust Law, nothing in Section 6.5 or this Section 6.6 shall be interpreted to prohibit, restrict, limit or restrain Parent from engaging in litigation, including litigation to prevent the imposition by any Governmental Entity of any Material Burden (as defined below), and Parent shall have the sole and exclusive right to direct and control any such litigation, with counsel of its own choosing, and the Company shall reasonably cooperate with Parent with respect thereto.

For purposes of this Agreement, the term “Material Burden” shall mean any undertaking, condition, consent decree, hold separate order, divestiture, operational restriction or limitation or other action by any Governmental Entity that, if effected, would reasonably be expected to restrict, limit, restrain or impair (A) Parent’s ability to own, operate, retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any of its Subsidiaries or other Affiliates (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation.

(e) Notwithstanding anything in Section 6.5 and this Section 6.6 to the contrary, in no event shall Parent or the Company be obligated to agree to any Material Burden that is not conditional on the consummation of the Merger and the other transactions contemplated by this Agreement.

(f) Notwithstanding anything in Section 6.5 and this Section 6.6 to the contrary, with respect to the matters covered in this Section 6.6, it is agreed that Parent, after consulting with the Company and considering the Company’s views in good faith, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Governmental Entity, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company agrees to take such reasonable actions as are deemed prudent by Parent to secure needed approvals from any Governmental Entity and to assist Parent in litigating or otherwise contesting objections to, or proceedings challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall not permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other inquiry unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend and participate thereat. Parent shall keep the Company informed with respect to communications with any Governmental Entity, and will, to the extent reasonably practicable and not prohibited by such Governmental Entity, give the Company the opportunity to attend and, consistent with the provisions of this sub-paragraph, participate thereat. The Company agrees that, at the sole discretion and direction of Parent (and at Parent’s expense), it shall agree to any and all divestitures or other remedies relating to itself or any of its Subsidiaries that are necessary to ensure the termination or expiration of the waiting period under the HSR Act or the obtaining of any other approvals or consents required from any Governmental Entity under any applicable Antitrust Law to consummate the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 6.6(f) shall obligate the Company to agree to any divestiture or any other remedy not conditioned on the consummation of the Merger and the other transactions contemplated by this Agreement where such divestiture or other remedy would involve any cost to the Company that is not reimbursed by Parent.

6.7. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to furnish such information in a manner that does not result in any such disclosure, or (ii) to disclose any privileged information of the Company or any of its Subsidiaries if the Company shall have used commercially reasonable efforts to furnish such information in a manner that does not result in the loss of such privilege. All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8. Stock Exchange De-listing; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9. Publicity. The initial press release regarding the Merger issued by the Company and Parent shall be subject to the prior approval of the other party, such approval not to be unreasonably withheld or delayed, and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.10. Employee Benefits. (a) During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to the employees of the Company and its Subsidiaries (the “Company Employees”) base salary or wages, annual cash incentive compensation opportunities and pension and welfare benefits that in the aggregate are no less than the base salary or wages, annual cash incentive compensation opportunities and pension and welfare benefits currently provided by the Company and its Subsidiaries to such employees.

(b) Parent shall cause any employee benefit plans which the Company Employees are entitled to participate in to take into account for purposes of eligibility and vesting with respect to any such employee benefit plans and for purposes of benefit accrual for purposes of vacation, paid-time off and severance pay plans and any similar welfare benefit plans which take length of service into account for purposes of determining levels of benefits, except for purposes of qualifying for subsidized early retirement medical or life insurance benefits or to the extent it would result in a duplication of benefits, the service of the Company Employees with the Company and its Subsidiaries (and any predecessor entity to the extent the Company recognized such service for purposes of the Company Benefit Plans) as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under a comparable plan of the Company (and to the extent there is not a comparable Company Benefit Plan, based on the adjusted service date reflected in the Company’s records or if not reflected therein, in accordance with the Adjusted Service Date Policy of the Company, dated as of August 16, 2006 and in effect as of the date hereof). In addition, Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company Benefit Plans) and eligibility waiting periods under group health plans of the Surviving Corporation or any of its Affiliates to be waived with respect to Company Employees who remain as employees of the Surviving Corporation or any of its Affiliates (and their eligible dependents) and cause to be credited any deductibles or out-of-pocket expenses incurred by Company Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of the Surviving Corporation or any of its Affiliates with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses.

(c) The Company and Parent acknowledge that there will be a “change in control” of the Company at the Effective Time under the Stock Plans and the Company Benefit Plans listed in Section 6.10(c)(i) of the Company Disclosure Letter. The board of directors and/or the compensation committee of the Company, as applicable, will adopt resolutions to approve amendments that provide that a “change in control” does not occur in connection with the transactions contemplated by this Agreement prior to the Effective Time under any of the Stock Plans and Company Benefit Plans listed in Section 6.10(c)(ii) of the Company Disclosure Letter.

(d) Prior to the Effective Time, if requested by Parent in writing reasonably in advance of the Effective Time, the Company shall amend the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries (other then the Surviving Corporation and its Subsidiaries) shall commence participation therein following the Effective Time. Prior to the Effective Time, if requested by Parent in writing reasonably in advance of the Effective Time, the Company shall cause any or all Company 401(k) Plans (other than the Signature Information Solutions LLC 401(k) Profit Sharing Plan) to be terminated effective immediately prior to the Effective Time; provided, that Company Employees participating in any such Company 401(k) Plans shall be immediately eligible to participate in an alternative 401(k) plan as of the Effective Time. Such plan shall have all terms necessary to permit rollovers (including of loans) from such Company 401(k) Plan, unless it is determined in the judgment of Parent that any such rollover is reasonably likely to affect adversely the tax qualified status of such alternative 401(k) plan.

(e) As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, take all action necessary to effectuate the agreements set forth in Section 6.10(e) of the Company Disclosure Letter.

(f) Parent shall cause the Surviving Corporation to honor and assume the Company Benefit Plans set forth on Section 6.10(f) of the Company Disclosure Letter.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.10 or (iii) obligate Parent, the Surviving Corporation or any of their respective Affiliates to (x) maintain any particular benefit plan or (y) retain the employment of any particular employee.

6.11. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under the GBCC (and Parent shall cause the Surviving Corporation also to advance expenses as incurred to the fullest extent permitted under the GBCC; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries when acting in such capacity (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of the Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or by-laws (or other similar governing documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.13. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such statute or regulation on such transactions.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.

(b) Antitrust Clearance; Governmental Approvals. The waiting periods applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act and all other applicable Antitrust Laws shall have expired or been earlier terminated. All other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expiration of waiting periods imposed by, any

Governmental Entity (i) set forth on Section 7.1(b) of the Company Disclosure Letter, if necessary, or (ii) the failure of which to make or obtain and be in effect, individually or in the aggregate, provides a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal or civil sanctions, in each case, shall have been made or obtained and be in effect.

(c) No Injunctions. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (each, an “Order”); provided, in the case of an assertion of a failure of this condition by Parent immediately prior to the Termination Date, that Parent shall have complied with its obligations under Section 6.6(c) to take Remedial Action.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority) and Section 5.1(l) (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Operating Officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Operating Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement and other than as set forth in the Company Disclosure Letter (provided the relevance of any disclosure in the Company Disclosure Letter is readily apparent), there shall not have occurred, or been discovered, any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2008, whether such date is before or after the date of approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a); provided, however, that if Parent or the Company determines that additional time is necessary in order to obtain, consistent with Parent’s obligations under Section 6.6(c), any necessary approval from, or to forestall or challenge any action to restrain, enjoin or prohibit the Merger or to impose a Material Burden by, any Government Entity, the Termination Date may be extended by Parent or the Company in writing to a date not beyond February 28, 2009 (the “Termination Date”), (b) the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement of the Shareholders Meeting, (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 (x) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger and (y) shall, in the case of clauses (a) and (c), be subject to Parent’s compliance with its obligations under Section 6.6(c).

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to, but not after, the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company authorizes the Company to enter into an agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iii) the Company concurrent with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the agreement referred to in clause (i) above unless such agreement will not become effective earlier than the termination of this Agreement in accordance with this Section 8.3(a), (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such five business day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) if (i) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 calendar days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of shareholders on the Merger in the time contemplated by the Agreement, and, in any event, prior to the Termination Date (unless such failure is due to a permanent injunction of a Governmental Entity that is final and non-appealable), (c) a tender offer or exchange offer for outstanding shares of Company Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent), and at any time after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the board of directors of the Company makes a statement with respect to such offer pursuant to Rule 14d-9 of the Exchange Act (other than Rule 14d-9(f) of the Exchange Act) (it being understood that a “stop, look and listen” statement made pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed a Change of Recommendation) and fails to recommend that shareholders of the Company not tender any of their shares into such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) 30 calendar days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5. Effect of Termination and Abandonment. (a) Except as provided in Section 8.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) an Acquisition Proposal shall have been made to the Company or publicly made to any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company (and such publicly made Acquisition Proposal or publicly announced intention shall not have been publicly and irrevocably withdrawn at least 10 business days prior to, with respect to any termination pursuant to Section 8.2(a), the Termination Date, and, with respect to termination pursuant to Section 8.2(b), at least 10 business days prior to the date of the Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b);

(ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4 (other than Section 8.4(d)) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4 (other than Section 8.4(d)) shall have occurred; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a),

then in any case of (i), (ii) or (iii) above, the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a termination fee of $100 million (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3) and shall promptly, but in no event later than two business days after being notified of such by Parent, pay all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15 million, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, or at any time prior thereto, (1) the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, or (2) there shall otherwise have been consummated, in any single transaction or series of related transactions, an Acquisition Proposal (substituting “50%” for “20%” in the definition of “Acquisition Proposal”); provided, that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly and irrevocably withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Expenses) and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT THAT THE MERGER AND THE INTERNAL CORPORATE MATTERS OF EACH OF THE COMPANY AND MERGER SUB SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE GBCC,

TO THE EXTENT APPLICABLE. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the county of New York in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Georgia, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Reed Elsevier Inc.

125 Park Avenue, 23rd Floor

New York, New York 10017

Attention:	Henry Horbaczewski

fax: (212) 309-5481

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	James C. Morphy

Audra D. Cohen

fax: (212) 558-3588

If to the Company:

ChoicePoint Inc.

1000 Alderman Drive

Alpharetta, Georgia

Attention:	Carol A. DiBattiste

fax: (770) 752-5939

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Edward D. Herlihy
David E. Shapiro

fax: (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated January 30, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHOICEPOINT INC.

By:	/s/ Derek V. Smith
Name: Derek V. Smith Title: Chairman and CEO

REED ELSEVIER GROUP PLC

By:	/s/ Mark Armour
Name: Mark Armour Title: Chief Financial Officer

DEUCE ACQUISITION INC.

By:	/s/ Kenneth P. Thompson, II
Name: Kenneth P. Thompson, II Title: Vice President and Secretary

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Actions	5.1(g)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Antitrust Laws	6.6(a)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Awards	4.3(e)
Company Benefit Plans	5.1(h)(i)
Company Databases	5.1(i)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(h)(iii)
Company ERISA Plan	5.1(h)(ii)
Company IP	5.1(p)(ii)
Company Non-U.S. Benefit Plans	5.1(h)(i)
Company Option	4.3(a)
Company Pension Plan	5.1(h)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company Restricted Share	4.3(b)
Company Unit	4.3(c)
Company U.S. Benefit Plan	5.1(h)(ii)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.12(a)
D&O Insurance	6.12(c)
Deferred Share	4.3(d)
Dissenting Shareholders	4.1(a)
DOJ	6.6(a)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)

Terms	Section
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
FTC	5.1(i)
GAAP	5.1(a)(D)
GBCC	1.1
Government Contract	5.1(j)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.12(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)
IP Contract	5.1(p)(i)
IRS	5.1(h)(ii)
Judgment	5.1(g)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Burden	6.6(d)
Material Contract	5.1(j)(i)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
NYSE	5.1(e)(ii)
Order	7.1(c)
Original Date	6.4
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Remedial Action	6.6(c)
Representatives	6.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Second Request	6.6(b)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shareholders Meeting	6.4
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)(i)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)

Terms	Section
Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)(iii)
Trade Secrets	5.1(p)
Trademarks	5.1(p)

Annex B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

February 20, 2008

Board of Directors ChoicePoint Inc.

1000 Alderman Drive

Alpharetta, GA 30005

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of ChoicePoint Inc. (the “Company”) of the $50.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 20, 2008 (the “Agreement”), by and among Reed Elsevier Group plc (“Parent”), Deuce Acquisition Inc., an indirect wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time. We also have provided certain investment banking and other financial services to Parent and its affiliates from time to time. We also may provide investment banking and other financial services to the Company, Parent and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

Board of Directors

ChoicePoint Inc.

February 20, 2008

Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; unaudited financial statements of the Company for the fiscal year ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company for fiscal year 2008 prepared by its management and approved for our use by the Company (the “Forecasts”). In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the information services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $50.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or class of such persons in connection with the Transaction, whether relative to the $50.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors

ChoicePoint Inc.

February 20, 2008

Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $50.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§ 14-2-1301. Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§ 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PROXY

CHOICEPOINT INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE CHOICEPOINT BOARD OF DIRECTORS.

The undersigned hereby appoints Derek V. Smith, Douglas C. Curling, and David W. Davis and each of them, to act, with or without the other and with full power of substitution and revocation, as proxies to appear and vote on behalf of the undersigned at the Special Meeting of Shareholders of ChoicePoint Inc. to be held on April 16, 2008 at 10:00 a.m. local time, and at any adjournment or postponement thereof, for the following purposes:

(continued on other side)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example.	☒

The Board of Directors Recommends a Vote FOR Items 1 and 2.

FOR	AGAINST	ABSTAIN

1.      Proposal to approve the Agreement and Plan of Merger, dated as of February 20, 2008, by and among ChoicePoint Inc., a Georgia corporation, Reed Elsevier Group plc, a public limited company incorporated in England and Wales, and Deuce Acquisition Inc., a Georgia corporation and an indirect wholly owned subsidiary of Reed Elsevier Group plc, as it may be amended from time to time.

☐	☐	☐

2.      Proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE ABOVE MATTERS.

	YES	NO
Do you plan to attend the Special Meeting of Shareholders?	☐	☐

Signature(s)                                                                                                                                                            Date:

                                , 2008

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s).

FOLD AND DETACH HERE

DETACH CARD

Please detach proxy at perforation before mailing.

YOU MAY ALSO VOTE BY TELEPHONE OR THE INTERNET.

If you are voting by telephone or the Internet, please do not mail your proxy.

Vote By Telephone Call Toll-Free using a Touch Tone telephone 1-800-652-VOTE (8683)	Vote By Internet Access the Web site at www.investorvote.com	Vote By Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 12:00 a.m. Eastern Daylight Time on April 16, 2008,

to be counted in the final tabulation. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

¾

Vote By Telephone

Have your proxy card available when you call the Toll-Free number 1-800-652-VOTE (8683) using a Touch-Tone telephone. Follow the simple prompts to record your vote.

Vote By Internet

Have your proxy card available when you access the Web site www.investorvote.com. Follow the simple prompts to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage paid envelope provided.

To Change Your Vote

Any timely subsequent vote by any of the means described above or by voting in person at the Special Meeting will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 12:00 a.m. Eastern Daylight Time, April 16, 2008, will be the vote counted. You may also revoke your proxy by voting in person at the Special Meeting.